Exhibit (b)

EXECUTION VERSION

DATED 17 April 2018

FOR

OCI N.V.

WITH

COOPERATIEVE RABOBANK U.A.

AND

CA INDOSUEZ (SWITZERLAND) SA

AS DOCUMENTATION AGENTS

AND

ARRANGED BY

BARCLAYS BANK PLC

CA INDOSUEZ (SWITZERLAND) SA

CITIBANK, N.A., LONDON BRANCH

COÖPERATIEVE RABOBANK U.A.

GOLDMAN SACHS BANK USA

HSBC BANK MIDDLE EAST LIMITED

J.P. MORGAN SECURITIES PLC

AS MANDATED LEAD ARRANGERS AND BOOKRUNNERS

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED

BNP PARIBAS

SOCIETE GENERALE

AS LEAD ARRANGERS

WITH

COOPERATIEVE RABOBANK U.A.

AS FACILITY AGENT

AND

BNY MELLON CORPORATE TRUSTEE SERVICES LIMITED

AS SECURITY AGENT

USD1,100,000,000 (EQUIVALENT)

TERM LOAN AND REVOLVING CREDIT FACILITIES

AGREEMENT

i

32.	Set-off	140

33.	Notices	141

34.	Calculations and certificates	143

35.	Partial invalidity	143

36.	Remedies and waivers	143

37.	Amendment and waivers	144

38.	Confidentiality	149

39.	Counterparts	153

40.	Governing law	153

41.	Enforcement	153

Schedule 1 The Original Parties		155

Part 1 The Original Lenders		155

Part 2 The Original Guarantors		156

Schedule 2 Material Companies		157

Schedule 3 Existing Security		158

Schedule 4 [Intentionally Deleted]		160

Schedule 5 Conditions precedent		161

Part 1 Conditions Precedent to Initial Utilisation		161

Part 2 Conditions Precedent required to be delivered by an Additional Obligor		164

Schedule 6 Utilisation Request and Selection Notice		166

Part 1 Utilisation Requests		166

Part 2 Selection Notice applicable to Term Facility Loan		168

Schedule 7 Form of Transfer Certificate		169

Schedule 8 Form of Assignment Agreement		172

Schedule 9 Form of Accession Letter		175

Schedule 10 Form of Resignation Letter		176

Schedule 11 Form of Compliance Certificate		177

Schedule 12 Timetables		178

Schedule 13 Form of Increase Confirmation		179

Schedule 14 Form of Extension Request		182

ii

THIS AGREEMENT is dated 17 April 2018 and made

BETWEEN:

(1)	OCI N.V., a public company (naamloze vennootschap) incorporated under the law of The Netherlands, having its seat (statutaire zetel) in Amsterdam, The Netherlands and its registered office at Honthorststraat 19, 1071 DC, Amsterdam, The Netherlands, and registered with the Dutch Commercial Register (Handelsregister) under number 56821166, as company (the “Company”);

(2)	THE COMPANIES listed in Part 2 (The Original Guarantors) of Schedule 1 (The Original Parties) as Original Guarantors (the “Original Guarantors”);

(3)	COOPERATIEVE RABOBANK U.A. and CA INDOSUEZ (SWITZERLAND) SA as documentation agents (the “Documentation Agents”);

(4)	BARCLAYS BANK PLC, CA INDOSUEZ (SWITZERLAND) SA, CITIBANK, N.A., LONDON BRANCH, COÖPERATIEVE RABOBANK U.A., GOLDMAN SACHS BANK USA, HSBC BANK MIDDLE EAST LIMITED and J.P. MORGAN SECURITIES PLC as mandated lead arrangers and bookrunners (the “Mandated Lead Arrangers and Bookrunners”);

(5)	BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED, BNP PARIBAS and SOCIETE GENERALE, as lead arrangers (the “Lead Arrangers” and jointly with the Mandated Lead Arrangers and Bookrunners, the “Arrangers”);

(6)	THE FINANCIAL INSTITUTIONS listed in Part 1 (The Original Lenders) of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);

(7)	COOPERATIEVE RABOBANK U.A. as agent of the other Finance Parties (the “Facility Agent”); and

(8)	BNY MELLON CORPORATE TRUSTEE SERVICES LIMITED, as security agent and trustee for the other Secured Parties (the “Security Agent”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A-or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Facility Agent.

“Acceptable Rating Agency” means (i) Standard & Poor’s Rating Services, (ii) Moodys Investors Service Limited, (iii) Fitch Ratings Ltd or (iv) any other internationally recognised rating agency approved by the Facility Agent (acting reasonably).

“Accession Letter” means a document, substantially in the form set out in Schedule 8 (Form of Accession Letter), with any amendments which the Facility Agent and the Company may agree.

“Accounting Principles” means generally accepted accounting principles in the jurisdiction of incorporation or organisation of the entity providing such accounts.

“Additional Borrower” means any person who becomes a Borrower in accordance with Clause 27 (Changes to the Obligors).

“Additional Guarantor” means a person who becomes a Guarantor in accordance with Clause 27 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Administrative Party” means an Arranger, a Documentation Agent or the Facility Agent.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company, and, in relation to Coöperatieve Rabobank U.A. only, any related bank (aangesloten bank).

“Anti-Corruption Laws” mean:

(a)	the US Foreign Corrupt Practices Act 1977;

(b)	the UK Bribery Act 2010; and

(c)	any similar applicable laws or regulations in any jurisdiction in which any member of the Group is located or operates that relate to bribery or corruption.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 8 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee provided that if that other form does not contain the undertaking set out in the form set out in Schedule 8 (Form of Assignment Agreement) it shall not be a Creditor/Creditor Representative Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement.

“Auditors” means any firm of auditors as appointed by the Company.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including:

(a)	in relation to the Term Facility, the date falling 60 days after the date of this Agreement; and

(b)	in relation to the Revolving Facility, the date falling one Month before the Termination Date.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Loan, the Base Currency Amount of its participation in any other Loans that are due to be made under that Facility on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Loan under the Revolving Facility only, that Lender’s participation in any Revolving Facility Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted from that Lender’s Revolving Facility Commitment.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Bank Levy” means (i) the UK bank levy as set out in the Finance Act 2011, (ii) the French taxe bancaire de risque systémique as set out in the Finance Bill 2011, (iii) the German bank levy as set out in the German Restructuring Fund Act (Restrukturierungsfondgesetz), and (iv) the Dutch bank levy as set out in the Dutch Bank Levy Act (Wet bankenbelasting) and (v) any substantively similar bank levy or tax existing at the date of this Agreement which is imposed by referenced to the assets and liabilities of any financial institution in any other jurisdiction.

“Base Currency” means:

(a)	in relation to the Term Facility, euro;

(b)	in relation to the Revolving Facility, USD.

“Base Currency Amount” means in relation to a Loan, the amount specified in the Utilisation Request delivered by the relevant Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency for that Facility, that amount converted into the Base Currency for that Facility at the Facility Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Facility Agent receives the Utilisation Request in accordance with the terms of this Agreement), as adjusted to reflect any repayment, prepayment, consolidation or division of a Loan.

“BioMCN Group” means Biomethanol Chemie Nederland B.V. and each of its Subsidiaries from time to time.

“Borrower” means the Company and any Additional Borrower.

“Borrowings” has the meaning given to that term in Clause 21.1 (Financial definitions).

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Bridge Facilities” means:

(a)	the EUR100,000,000 term loan facility agreement dated 15 March 2018 between the Company as borrower and NNS Luxembourg S.à r.l as facility agent and original lender; and

(b)	the EUR130,000,000 term loan facility agreement dated 15 March 2018 between the Company as borrower and Coöperatieve Rabobank U.A. trading as Rabobank London as facility agent and original lender.

“Business Day” means a day (other than Saturday or Sunday) on which banks are open for general business in Amsterdam, London and:

(a)	(in relation to any date for payment or purchase of dollars) New York; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

“Cash” means, at any time, cash in hand, or at bank, in each case to the extent denominated in dollars or euro, or a currency that is freely convertible into dollars or euro, and (in the case of cash at bank) credited to an account of any member of the Group and to which any member of the Group is beneficially entitled and for so long as:

(a)	that cash is repayable on demand or within three months;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(c)	there is no Security over that cash except for any Permitted Security constituted by a netting or set-off arrangement entered into by one or more members of the Group in the ordinary course of their banking arrangements; and

(d)	the cash is freely and immediately available to be applied in repayment or prepayment of Borrowings.

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank or any Lender (or any of their Affiliates);

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Service or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Services Limited or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank or a Lender (or any of its Affiliates) (or their dematerialised equivalent);

(e)	any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than 30 days’ notice; or

(f)	any other debt security approved by the Majority Lenders, in each case, denominated in (or freely convertible into) dollars or euro to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than any Security arising under the Transaction Security Documents).

“Change of Control” has the meaning given to that term in Clause 8.2 (Change of Control).

“Closing Date” means the date of first drawdown of a Facility.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means a Term Facility Commitment or a Revolving Facility Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 11 (Form of Compliance Certificate).

“Confidential Information” means all information relating to any Obligor, the Group, the Restricted Companies, any Project Finance Subsidiary, any Joint Venture, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 38 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Facility Agent.

“Construction Group” means Orascom Construction Limited and its Subsidiaries.

“Convertible Bonds” means the Company’s EUR 339,000,000 senior unsecured notes due 2018 which are convertible into shares in the Company.

“Declared Default” means an Event of Default in respect of which a notice of acceleration has been served pursuant to Clause 24.17 (Acceleration).

“Default” means:

(a)	an Event of Default; or

(b)	any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)	which has failed to make its participation in a Loan available (or has notified the Facility Agent or the Company (which has notified the Facility Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and,

payment	is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney, co-trustee or co-agent appointed by the Security Agent or any Receiver.

“Disposal Proceeds” has the meaning given to that term in Clause 8.4 (Mandatory prepayment from Entity Disposals and Debt Capital Markets Proceeds).

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dutch Civil Code” means the Dutch Civil Code (Burgerlijk Wetboek).

“EBITDA” has the meaning given to that term in Clause 21.1 (Financial definitions).

“Entity Disposal” has the meaning given to that term in Clause 8.4 (Mandatory prepayment from Entity Disposals and Debt Capital Markets Proceeds).

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate;

(b)	if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c)	if:

(i)	no Screen Rate is available for the Interest Period of that Loan; and

(ii)	it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of , in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for euro and for a period equal in length to the Interest Period of that Loan and, in each case, if that rate is less than zero, EURIBOR will be deemed to be zero.

“Event of Default” means any event or circumstance specified as such in Clause 24 (Events of Default).

“Existing Facility Agreement” means the USD660,000,000 term and revolving credit facility dated 17 November 2016 (as amended and/or restated from time to time) between, among others, the Company and Bank of America Merrill Lynch International Limited as facility agent.

“Existing Security” means the Security or Quasi-Security listed in Schedule 3 (Existing Security) and any replacement or supplemental Security or Quasi-Security over the assets subject to such Security or Quasi-Security provided in connection with any refinancing, replacement or amendment of any financing currently provided with the benefit of such Security or Quasi-Security (a “Secured Refinancing”) provided that, if the principal amount of indebtedness incurred pursuant to a Secured Refinancing exceeds the amount of indebtedness incurred pursuant to the existing financing which is refinanced or replaced, the amount of such excess indebtedness which is secured pursuant to Existing Security must be permitted to be secured pursuant to paragraph (r) of the definition of Permitted Security.

“Existing Security Agreement” means the share pledge dated 25 November 2016 between the OCI Chemicals B.V. and the Security Agent in respect of 100% of the issued share capital of OCI Chem 2 B.V.

“Extension Request” means a notice substantially in the form set out in Schedule 14 (Extension Request) given in accordance with Clause 7.3 (Revolving Facility reduction).

“Facility” means the Term Facility or the Revolving Facility.

“Facility Agent’s Spot Rate of Exchange” means:

(a)	Bloomberg’s spot rate of exchange (at http://www.bloomberg.com/markets/currencies/major or any replacement of that page) for the purchase of the relevant currency with the applicable Base Currency; or

(b)	if the Facility Agent is not able to determine the rate pursuant to paragraph (a) above, the Facility Agent’s spot rate of exchange for the purchase of that currency with the applicable Base Currency in the London foreign exchange market, in each case, at or about 11.00 a.m. on a particular day.

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

(d)	or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means:

(a)	any letter or letters dated on or about the date of this Agreement between one or more Administrative Parties or the Security Agent and the Company setting out any of the fees referred to in Clause 12 (Fees); and

(b)	any agreement setting out fees payable to a Finance Party referred to in paragraph 2.2(d) of Clause 2.2 (Increase).

“Finance Document” means this Agreement, any Fee Letter, any Utilisation Request, any Increase Confirmation, any Selection Notice, any Transaction Security Document, the Intercreditor Agreement, and any other document designated as such by the Facility Agent and the Company.

“Finance Lease” has the meaning given to that term in Clause 21.1 (Financial definitions).

“Finance Party” means an Administrative Party, the Security Agent or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any amount raised by acceptance under any acceptance credit facility or bill discounting facility (or dematerialised equivalent);

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any Finance Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability falling within any other paragraph of this definition;

(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date applicable to the Revolving Facility or otherwise classified as borrowings under the Accounting Principles;

(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing; and

(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above,

excluding in each case, any indebtedness owed by a member of the Group to another member of the Group.

“Financial Model” means the financial model including profit and loss, balance sheet and cashflow projections and incorporating a business plan relating to the Company and its Subsidiaries.

“Funds Flow Statement” means the funds flow statement delivered to the Facility Agent pursuant to Clause 4.1 (Initial conditions precedent).

“Group” means the Company and its Subsidiaries other than any Project Finance Subsidiary.

“Guarantor “ means the Original Guarantors or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 27 (Changes to the Obligors).

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFCO” means Iowa Fertilizer Company LLC.

“Impaired Agent” means the Facility Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Facility Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Facility Agent is also a Lender) it is a Defaulting Lender under paragraph (a), (b) or (c) of the definition of Defaulting Lender; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 13 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Intercreditor Agreement” means the intercreditor agreement dated on or about the date of this Agreement between, among others, the Company, the Facility Agent, the Security Agent and BNY Mellon Corporate Trustee Services Limited as senior secured notes trustee.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

(i)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights (in each case other than by way of an Undisclosed Administration); or

(ii)	a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than by way of an Undisclosed Administration);

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

For the purpose of this definition, an Undisclosed Administration means, in relation to a Finance Party, the appointment of an administrator, professional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law of the country where that Finance Party is subject to home jurisdiction supervision if applicable law requires that that appointment is not to be publicly disclosed.

“Intellectual Property” means:

(a)	any patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Interpolated Screen Rate” means, in relation to LIBOR or EURIBOR for any Loan, the rate rounded to the same number of decimal places as the two relevant Screen Rates which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time on the Quotation Day for the currency of that Loan and, if that rate is less than zero, the Interpolated Screen Rate will be deemed to be zero.

“Investment Grade Rating” means at least two Ratings of BBB-/Baa3 or higher (or an equivalent rating) from an Acceptable Ratings Agency.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity, in which a member of the Group has a direct or indirect ownership interest.

“Legal Opinion” means any legal opinion delivered to the Facility Agent under Clause 4.1 (Initial conditions precedent) or Clause 27 (Changes to the Obligors).

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any jurisdiction;

(i)	in which an Obligor is incorporated; or

(ii)	where any asset subject to Transaction Security is situated; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.2 (Increase) or Clause 26 (Changes to the Lenders), which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“Leverage” has the meaning given to that term in Clause 21.1 (Financial definitions).

“LIBOR” means, in relation to any Loan denominated in any currency other than euro:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c)	if:

(i)	no Screen Rate is available for the currency of that Loan; or

(ii)	no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for USD and for a period equal in length to the Interest Period of that Loan and, in each case, if that rate is less than zero, LIBOR will be deemed to be zero.

“Limitation Act” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“LMA” means the Loan Market Association.

“Loan” means the Term Facility Loan or a Revolving Facility Loan.

“Majority Lenders “ means a Lender or Lenders whose Commitments aggregate more than 66 2⁄3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2⁄3% of the Total Commitments immediately prior to the reduction).

“Margin” means in respect of any Loan, initially, 4.00 per cent. per annum; and

(a)	on and following receipt by the Facility Agent of a Compliance Certificate with respect to a Relevant Period until the Company obtains an Investment Grade Rating, if Leverage in respect of the Relevant Period is within a range set out below, then the Margin for each Loan will be the percentage per annum set out below in the column opposite that range (the “Leverage Ratchet”):

Leverage	Margin (% p.a.)
Greater than or equal to 4.50:1:00	4.00
Less than 4.50:1.00 but greater or equal to 4.00:1:00	3.50
Less than 4.00:1.00 but greater than or equal to 3.50:1:00	3.00
Less than 3.50:1.00 but greater than or equal to 3.00:1:00	2.50
Less than 3.00:1.00 but greater than or equal to 2.50:1:00	2.00
Less than 2.50:1.00	1.50

However:

(i)	any increase or decrease in the Margin for a Loan shall take effect on the date which is five Business Days after receipt by the Facility Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 20.2 (Compliance Certificate);

(ii)	if, following receipt by the Facility Agent of the annual audited financial statements of the Company and the related Compliance Certificate, those statements and the related Compliance Certificate do not confirm the basis for an increased or reduced Margin, then the provisions of Clause 9.2 (Payment of interest) shall apply and the Margin for each Loan shall be the percentage per annum determined using the table above and the revised ratio of Leverage calculated using the figures in the Compliance Certificate;

(iii)	while an Event of Default is continuing, the Margin for each Loan in a currency shall be the highest percentage per annum set out in the table above; and

(iv)	for the purpose of determining the Margin for each Loan, Leverage and Relevant Period shall be determined in accordance with Clause 21.2 (Financial condition).

(b)	With effect from the date on which the Company obtains an Investment Grade Rating, the Leverage Ratchet will permanently cease to apply and the Margin for each Loan will be determined by the Company’s Rating in accordance with the table below (the “Rating Ratchet”):

Rating	Margin (% p.a.)
Baa2/BBB or higher	1.00
Baa3/BBB-	1.25
Ba1/BB+ or lower	1.50

However:

(i)	if different Ratings are assigned to the Company by the relevant Acceptable Rating Agencies, the applicable Margin shall be the average of the relevant Margins, as determined in accordance with the table above;

(ii)	any increase or decrease in the Margin for a Loan shall take effect on the date which is five Business Days after notification by the Company to the Facility Agent of the change to a Rating;

(iii)	while an Event of Default is continuing, the Margin for each Loan shall be the highest percentage per annum set out in the table above;

(iv)	in circumstances where the Rating is supplied by a rating agency other than a rating agency falling within (i), (ii) or (iii) of the definition of “Acceptable Rating Agency”, such Rating will be given its equivalent value for the purposes the table above by the Company and the Facility Agent; and

(v)	if, at any time, the Company has not been assigned a Rating and the unavailability of such Rating is continuing, the applicable Margin will be the highest Margin indicated in the Rating Ratchet.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, assets or financial condition of the Company or the Group as a whole;

(b)	the ability of an Obligor to perform any of its financial covenant or payment obligations under any Finance Document; or

(c)	the validity, enforceability, effectiveness or ranking of any Security granted or purported to be granted pursuant to, any Finance Document.

“Material Company” means, at any time:

(a)	an Obligor; or

(b)	a Subsidiary of the Company which:

(i)	is listed in Schedule 2 (Material Companies); or

(ii)	is a member of the Group and has earnings before interest, tax, depreciation and amortisation calculated on the same basis as EBITDA or has gross assets (excluding intra-group items) representing ten per cent. or more of the EBITDA or aggregate gross assets of the Group, calculated on a consolidated basis; or

(c)	a Holding Company of any company referred to in paragraph (b) above which is itself a member of the Group.

Compliance with the conditions set out in paragraph (b)(ii) shall be determined by reference to the most recent Compliance Certificate supplied by the Company and/or the latest audited financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Group.

A Subsidiary which is listed in Schedule 2 (Material Companies) shall cease to be a Material Company pursuant to paragraph (b)(i) above if the calculation in paragraph (b)(ii) above when tested show that that Subsidiary’s earnings before tax, depreciation and amortisation and gross assets are less than ten per cent. of the EBITDA and aggregate gross assets respectively of the Group.

A report by the Auditors of the Company that a member of the Group is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Net Proceeds” means the cash proceeds received by any member of the Group (and if the recipient is not a wholly-owned subsidiary of a member of the Group, the proceeds proportionate to the interest held by the Group in the recipient) of any Entity Disposal, any disposal under paragraphs (q) or (s) of Permitted Disposal or any Debt Capital Markets Issuance after deducting (to the extent applicable):

(a)	reasonable fees, costs and expenses incurred by any member of the Group with respect to that disposal or Debt Capital Markets Issuance to persons who are not members of the Group (including, without limitation, contracted bonus payments to, or other payments in connection with management incentive schemes for, management of the disposed business);

(b)	any Tax incurred and required to be paid or reasonably reserved for by the seller or claimant in connection with that disposal or Debt Capital Markets Issuance (as reasonably determined by the seller or claimant) or the transfer of the proceeds thereof intra-group;

(c)	amounts required to be applied in repayment or prepayment of any Financial Indebtedness secured on the company, business undertaking or asset to be disposed of or which is required to be repaid out of those proceeds and which are so applied to meet such liabilities;

(d)	up to the amounts so retained, amounts retained to cover anticipated liabilities reasonably expected to arise in connection with that disposal, as certified by a director or other officer of the Company and so applied within 12 Months of the relevant disposal or claim provided that if such liabilities do not materialise such amounts shall constitute Net Proceeds from the date that the Company determines (acting reasonably) that such liabilities will not arise;

(e)	amounts to be repaid to the entity disposed of in respect of intra-Group indebtedness; and

(f)	reasonable costs of redundancy, closure, relocation, reorganisation and restructuring incurred directly preparing the asset for, or incurred as a consequence of, that disposal.

“New Lender” has the meaning given to that term in Clause 26 (Changes to the Lenders).

“Nile Holding Shareholder Loan” means the USD317,000,000 credit agreement dated 22 January 2016 (as amended and/or restated from time to time) between the Company and Nile Holding.

“NNS Luxembourg Shareholder Loan” means the USD140,000,000 credit agreement dated 25 November 2016 (as amended and/or restated from time to time) between the Company and NNS Luxembourg Sarl.

“Obligor” means a Borrower or a Guarantor.

“Obligor’s Agent” means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors’ Agent).

“OCI Nitrogen Group” means OCI Nitrogen B.V. and each of its Subsidiaries from time to time.

“OCI Nitrogen Term Loan and RCF Facility Agreement “ means the €550,000,000 term loan and revolving credit facility agreement for OCI Nitrogen B.V. originally dated 18 August 2016 with Coöperatieve Rabobank U.A. as facility agent.

“Optional Currency” means a currency (other than dollars) which complies with the conditions set out in Clause 4.4 (Conditions relating to Optional Currencies).

“Original Financial Statements” means the audited consolidated and unconsolidated financial statements of the Company for the financial year ended 31 December 2017.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Perfection Requirements” means the making of the appropriate registrations, filings, notarisations, stampings or notifications of the Transaction Security Documents or the Transaction Security.

“Permitted Disposal” means any sale, lease, licence, transfer or other disposal:

(a)	constituting an Entity Disposal provided that any cash proceeds of such disposal are applied in accordance with the provisions of Clause 8.4 (Mandatory prepayment from Entity Disposals and Debt Capital Markets Proceeds);

(b)	of any asset (other than shares or businesses) pursuant to a contractual arrangement (which is not entered into at the request of the Company) existing at the date of this Agreement;

(c)	of trading stock or cash made by any member of the Group in the ordinary course of trading of the disposing entity;

(d)	of any asset by a member of the Group to another member of the Group;

(e)	of receivables in connection with limited recourse trade receivables programmes entered into on arm’s length terms to the extent that the aggregate face value of the receivables that at any time remain uncollected under such programmes, when aggregated with the aggregate face value of the uncollected receivables subject to Security pursuant to paragraph (b) of the definition of Permitted Security, does not exceed the greater of USD 100,000,000 (or its equivalent) or 12.5% of EBITDA for the Relevant Period ending on the most recent half year of the Group for which consolidated management accounts of the Company have been delivered to the Facility Agent;

(f)	of receivables sold on a non-recourse basis;

(g)	of assets (other than shares in any member of the Group or business undertakings) which are obsolete, redundant or no longer required for the relevant person’s business or operations;

(h)	of assets (other than shares or businesses) in exchange for (or exchanged for credit against the purchase price of) or replaced by other assets which are, in the reasonable opinion of the entity effecting the acquisition, reasonably comparable or superior as to type, value and quality;

(i)	constituted by a licence or sub-licence of intellectual property rights entered into in the ordinary course of business and not prohibited by Clause 22.19;

(j)	of cash or Cash Equivalent Investments for a purpose not prohibited by this Agreement;

(k)	occurring as a result of any Permitted Transaction, Permitted Security or the Tax Claim Agreement;

(l)	of any direct or indirect ownership interest in Notore Chemical Industries Limited (Nigeria);

(m)	of any shares or ownership interests in members of the Group pursuant to a Permitted IPO;

(n)	required by law or regulation or any order of any governmental entity or of assets compulsorily acquired, seized or expropriated by (or by the order of) any central or local governmental authority or agency or other regulatory body, in each case, to the extent that such disposal does not, or is not reasonably likely to, have a Material Adverse Effect;

(o)	required in order to comply with any ruling or request of, or any condition imposed by, any relevant competition authority, provided that the Net Proceeds of any such disposal which constitutes an Entity Disposal are applied in accordance with the provisions of Clause 8.4 (Mandatory prepayments from Entity Disposals);

(p)	which is a lease, sub-lease or licence of property in the ordinary course of business;

(q)	of interests in land or real property by a member of the Group to any person on terms whereby it is leased back to a member of the Group (a “Sale and Leaseback Disposal”) provided that the Net Proceeds of all such Sale and Leaseback Disposals do not at any time exceed the greater of USD 100,000,000 (or its equivalent) or 12.5% of EBITDA for the Relevant Period ending on the most recent half year of the Group for which consolidated management accounts of the Company have been delivered to the Facility Agent;

(r)	constituting dealings with trade debtors with respect to the forgiveness of book debts in the ordinary course of trading;

(s)	of fixed or long term assets or contractual rights (or the disposal of shares in a company whose material assets are limited to such assets and rights) where the Net Proceeds of disposal are committed to be applied within 12 Months (or, if committed to be applied within 12 months are actually applied within 18 Months) of that disposal (i) to purchase replacement fixed or long term assets or contractual rights or other fixed or long term assets or contractual rights acquired for use in the business of the Group carried on in accordance with the Finance Documents and/or (ii) to fund Capital Expenditure and/or (iii) applied in prepayment of Financial Indebtedness of the Group;

(t)	constituting a conversion of an intra-Group loan into share capital of, or a capital contribution to, the borrower of such a loan or the extinguishment of debt following any debt purchase transaction which is not prohibited by the Facilities Agreement;

(u)	of any individual asset (or assets sold in a related sale) for net consideration in respect of such asset or assets in an amount of less than USD 10,000,000 (or its equivalent);

(v)	a disposal with the consent of the Facility Agent (acting on the instructions of the Majority Lenders); and

(w)	any other disposal of assets for net consideration which (when aggregated with the net consideration for any other sale, lease, licence, transfer or other disposal not allowed under the preceding paragraphs) does not exceed the greater of USD75,000,000 (or its equivalent) or 10% of EBITDA for the Relevant Period ending on the most recent half year of the Group for which consolidated management accounts of the Company have been delivered to the Facility Agent, in each case in any Financial Year.

“Permitted Guarantee” means:

(a)	any guarantee or indemnity arising under the Finance Documents or the Senior Secured Notes Documents;

(b)	until the date falling 3 Business Days after the Closing Date, any guarantee or indemnity arising under the Existing Facility Agreement;

(c)	any guarantee or indemnity existing as at the date of this Agreement and any amendment or replacement of such guarantee or indemnity provided that, the obligations guaranteed or indemnified do not increase pursuant to such amendment or replacement except to the extent permitted by the other paragraphs of this definition of Permitted Guarantee;

(d)	the endorsement of negotiable instruments in the ordinary course of trade;

(e)	any performance guarantee (including a performance or similar bond) granted or issued by a member of the Group, a Project Finance Subsidiary or a Joint Venture under any contract entered into in the ordinary course of business and any guarantee given by the Company in respect of obligations of any member of the Group, Project Finance Subsidiary or Joint Venture under any such performance guarantee or bond (to the extent that the underlying liability in respect of which that performance guarantee or bond is issued does not constitute Financial Indebtedness);

(f)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (f) of the definition of Permitted Security;

(g)	any indemnity given in the ordinary course of the documentation of an acquisition or disposal transaction which indemnity is in a customary form and subject to customary limitations;

(h)	any counter indemnity obligation on customary terms and in the ordinary course of business provided by any member of the Group in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution, in each case not covering Financial Indebtedness;

(i)	any liability arising under a declaration of joint and several liability used for the purpose of Article 2:403 of the Dutch Civil Code (and any residual liability (overblijvende aansprakelijkheid) under such declaration arising pursuant to Article 2:404(2) of the Dutch Civil Code);

(j)	any guarantee or indemnity granted by a member of the Group in respect of its own obligations or the obligations of another member of the Group (other than by an Obligor in respect of Financial Indebtedness incurred by another member of the Group which is not an Obligor);

(k)	any guarantee or indemnity granted by an Obligor in respect of Financial Indebtedness incurred by any other member of the Group which is not an Obligor to the extent that the aggregate principal amount of liabilities under such guarantees or indemnities does not exceed, at any time, the greater of USD125,000,000 (or its equivalent) or 15% of EBITDA for the Relevant Period ending on the most recent half year of the Group for which consolidated management accounts of the Company have been delivered to the Facility Agent;

(l)	any counter indemnity obligations provided by the Company in respect of the guarantee given by a Guarantor under this Agreement;

(m)	any guarantee given in respect of Financial Indebtedness of any Project Finance Subsidiary or Joint Venture to the extent that the aggregate principal amount of liabilities under such guarantees (but excluding any permitted under another paragraph of this definition) does not exceed, at any time, the greater of USD 100,000000 (or its equivalent) or 12.5% of EBITDA for the Relevant Period ending on the most recent half year of the Group for which consolidated management accounts of the Company have been delivered to the Facility Agent;

(n)	any guarantee or indemnity given in respect of the obligations of a Project Finance Subsidiary and outstanding at the time such Project Finance Subsidiary ceases, pursuant to the proviso to the definition of Project Finance Subsidiary, to be a Project Finance Subsidiary, provided that the relevant guarantee or indemnity constituted a Permitted Guarantee immediately prior to such Project Finance Subsidiary ceasing to be a Project Finance Subsidiary;

(o)	any guarantee in respect of any obligation of Utility Support Group (USG) B.V. given on or after 18 August 2016 provided that the aggregate principal amount (excluding any capitalised interest) of the Financial Indebtedness under all such guarantees (but excluding any permitted under another paragraph of this definition) when, aggregated with (i) the consideration paid for all acquisitions of share capital in Utility Support Group (USG) B.V. made after such date and (ii) the principal amount of each loan made to Utility Support Group (USG) B.V. permitted under paragraph (i) of the definition of Permitted Loan, does not exceed €25,000,000 (or its equivalent) at any time;

(p)	any joint or several liability under any fiscal unity for Dutch tax purposes;

(q)	guarantees of Permitted Transactions or a Treasury Transaction which is not prohibited under the terms of this Agreement or in connection with a Permitted Disposal or an acquisition which is not prohibited under the terms of this Agreement;

(r)	guarantees given by a member of the Group to a landlord in its capacity as such in the ordinary course of the business of the Group;

(s)	any guarantee made in substitution for an extension of credit permitted under the definition of Permitted Loan to the extent that the issuer of the relevant guarantee would have been entitled to make a loan in an equivalent amount under the definition of Permitted Loan to the person whose obligations are being guaranteed;

(t)	any guarantee given by a member of the Group in respect of the obligations of a former Subsidiary of such member of the Group where such member of the Group has received an indemnity in respect of the maximum aggregate amount of its liabilities under such guarantee for the full term of such guarantee;

(u)	any guarantee given or arising under legislation relating to Tax or corporate law under which any member of the Group assumes general liability for the obligations of another member of the Group incorporated or Tax resident in the same country;

(v)	any guarantee of any loan in connection with an employee share scheme where the loan, if made by a member of the Group, would be a Permitted Loan under paragraph (i) of that definition;

(w)	customary indemnities given in mandate, engagement and commitment letters or otherwise to professional advisors and consultants in the ordinary course of the business of the Group;

(x)	customary guarantees and indemnities in favour of directors, officers and employees in their capacity as such;

(y)	any guarantee required by law or a court to be granted in favour of creditors in relation to mergers of members of the Group in order to permit or facilitate the merger occurring, where such merger would constitute a Permitted Transaction and/or for the purposes of any capital reduction;

(z)	guarantees and indemnities entered into by a member of the Group in the ordinary course of its banking arrangements to facilitate operation of bank accounts of members of the Group;

(aa)	any guarantees or indemnities not permitted by the preceding paragraphs and the outstanding principal amount of which does not exceed in aggregate the greater of USD 50,000,000 (or its equivalent) or 7.5% of EBITDA for the Relevant Period ending on the most recent half year of the Group for which consolidated management accounts of the Company have been delivered to the Facility Agent at any time; or

(bb)	any guarantees or indemnities permitted by the Facility Agent (acting on the instructions of the Majority Lenders), and, for the purposes of this definition, if a guarantee or indemnity is permitted under this definition to be given in respect of a liability, a counter indemnity obligation in respect (directly or indirectly) of a letter of credit, a performance bond or other similar instrument issued to support such a liability would also be permitted.

“Permitted IPO” means a flotation, listing or other public offering of shares or ownership interests in:

(a)	IFCO;

(b)	any Holding Company of IFCO provided that the principal purpose of such Holding Company is to directly or indirectly own shares in IFCO;

(c)	any master limited partnership provided that the principal purpose of such master limited partnership is to directly or indirectly own shares in IFCO;

(d)	the Company; or

(e)	OCI MENA Fertilizers Limited, its immediate Holding Company or any of its Subsidiaries.

“Permitted Loan” means:

(a)	any loans (i) existing on the date of this Agreement, (ii) contractually committed on or before the date of this Agreement to be made, or (iii) existing at the time of (but not incurred in contemplation of) the acquisition of any and made by that company or its Subsidiaries provided that the amount of that loan is not increased after completion of the acquisition except to the extent permitted by other paragraphs of the definition of Permitted Loan, or (iv) made or granted to refinance any loan permitted by this paragraph provided that the amount of such loan does not increase pursuant to such refinancing except to the extent permitted by other paragraphs of this definition of Permitted Loan;

(b)	any loan which constitutes, or is made pursuant to or in connection with, a Permitted Payment;

(c)	trade credit extended by any member of the Group to its customers, franchisees and/or partners or, in relation to capital expenditure, under finance leases, advance payment (or other forms of financing), in each case, on normal commercial terms and in the ordinary course of its trading activities;

(d)	any Treasury Transaction which is not prohibited under the terms of this Agreement to the extent that a member of the Group is a creditor of Financial Indebtedness thereunder;

(e)	any loan made after the date of this Agreement or any increase after the date of this Agreement in any loan made, by a member of the Group to a Project Finance Subsidiary or a Joint Venture, provided that the aggregate outstanding principal amount of all such loans (or increase in loans) (excluding any capitalised interest) does not exceed, at any time, the greater of USD 100,000,000 (or its equivalent) or 12.5% of EBITDA (or its equivalent) for the Relevant Period ending on the most recent half year of the Group for which consolidated management accounts of the Company have been delivered to the Facility Agent;

(f)	any loan made by a member of the Group to another member of the Group;

(g)	a loan made by a member of the Group to the extent funded from the proceeds of Subordinated Financial Indebtedness;

(h)	any loan made by a member of the Group to Utility Support Group (USG) B.V. on or after 18 August 2016 (excluding any acquisition of all or part of the interest held by SABIC Petrochemicals B.V. in the EUR228,100,000 credit facility dated 28 October 2015 for Utility Support Group (USG) B.V. on or after the date of this Agreement if the aggregate consideration (including associated costs and expenses) for all such acquisitions does not exceed €25,000,000 (or its equivalent) at any time) provided that the aggregate principal amount (excluding any capitalised interest) of the Financial Indebtedness under all such loans (but excluding any permitted under another paragraph of this definition), when, aggregated with (i) the consideration paid for all acquisitions of share capital in Utility Support Group (USG) B.V. made after such date and (ii) the principal amount (excluding any capitalised interest) guaranteed under each guarantee of obligations of Utility Support Group (USG) B.V. permitted under paragraph (p) of the definition of Permitted Guarantee, does not exceed €25,000,000 (or its equivalent) at any time;

(i)	any loan made by a member of the Group to an employee or director of any member of the Group or of any shareholder of any member of the Group, whether pursuant to a share option scheme or otherwise, if the amount of that loan when aggregated with the amount of all loans to such employees, directors and shareholders by members of the Group does not exceed USD5,000,000 (or its equivalent) at any time;

(j)	any deferred consideration arm’s length terms on Permitted Disposals provided that such deferred consideration does not exceed 25% of the total sale consideration;

(k)	any loan to a trust or special purpose entity to fund the acquisition of shares of directors or employees who cease to be employed or appointed by any member of the Group provided that the amount of such loan does not exceed USD5,000,000 (or its equivalent) at any time;

(l)	any loans or extensions of credit to the extent the amount thereof would be permitted under the definition of paragraph Permitted Guarantee if such loans or extensions of credit were made by third parties under the guarantee of a member of the Group;

(m)	deposits of cash or Cash Equivalent Instruments with financial institutions for cash management purposes or in the ordinary course of business;

(n)	any debt obligation which arises as the result of any person declaring any dividend or other distribution which is not prohibited under the Facilities Agreement;

(o)	advances of payroll payments to employees in the ordinary course of business;

(p)	any intra-Group loan arising under any cash pooling, netting or set-off arrangement entered into by any member of the Group which is not prohibited by this Agreement;

(q)	any loan not permitted pursuant to the preceding paragraphs so long as the aggregate amount of loans does not exceed, at any time, the greater of USD 25,000,000 (or its equivalent) or 3% of EBITDA for the Relevant Period ending on the most recent half year of the Group for which consolidated management accounts of the Company have been delivered to the Facility Agent; or

(r)	any loan permitted by the Facility Agent (acting on the instructions of the Majority Lenders).

“Permitted Payment” means:

(a)	any payment or payments to allow for the repayment in full of the Convertible Bonds, the Bridge Facilities or the existing Shareholder Facilities within 12 Months of the date of this Agreement;

(b)	any Distribution funded from Retained Proceeds received by members of the Group provided that no Event of Default is continuing or would result from the making of such Distribution;

(c)	any Distribution made after 31 December 2018 which, when aggregated with the amount of all other Distributions made during the relevant Financial Year within which such Distribution is made, is not more than the greater of USD 125,000,000 (or its equivalent) or 15% of EBITDA for the Relevant Period ending on the most recent half year of the Group for which consolidated management accounts of the Company have been delivered to the Facility Agent provided that no Event of Default is continuing or would result from the making of such Distribution;

(d)	any Distribution for so long as Leverage for the most recent Relevant Period in respect of which the Facility Agent has received a Compliance Certificate, adjusted pro forma as if the Distribution had been made on the last day of the Relevant Period, does not exceed 3.00:1.00 provided that no Event of Default is continuing or would result from the making of such Distribution;

(e)	payment by any member of the Group, including the Company:

(i)	of professional fees (not referred to in paragraphs (ii) or (iii) below), Taxes, regulatory and administrative, travel, operating and corporate overhead costs and expenses of the Sawiris Family in relation to the Group;

(ii)	to any of the Sawiris Family or any advisor to the Sawiris Family for corporate finance, investment, M&A and transaction advice provided to the Group on bona fide arm’s length commercial terms; and

(iii)	of monitoring or advisory fees to the Sawiris Family and directors’ fees (or directors’ costs and expenses, including customary salary, bonus and other benefits),

provided that no Event of Default is continuing or would result from the making of such payment and the aggregate of all such payments under sub-paragraphs (i) to (iii) above does not exceed USD 15,000,000 (or its equivalent) in aggregate for the Group in any Financial Year (increasing each year in line with the Retail Price Index);

(f)	a payment which is a Permitted Transaction or made pursuant to the Tax Claim Agreement;

(g)	payments by any member of the Group, including the Company, to fund the purchase of any of the management’s, directors’ or employees’ equity in (or loan notes issued by) a member of the Group or a Holding Company (together with the purchase or repayment of any related loans) and/or to make other compensation payments (including bonus payments and relating to incentive schemes) in respect of current or departing management, directors or employees up to a maximum aggregate amount of USD10,000,000 (or its equivalent) when aggregated with any loan made pursuant to paragraphs (i) or

(k)	of the definition of Permitted Loan and any guarantee granted pursuant to paragraph (v) of the definition of Permitted Guarantee in any Financial Year;

(h)	a Distribution in order to enable the payments referred to in the preceding paragraphs above; or

(i)	any payment permitted by the Facility Agent (acting on the instructions of the Majority Lenders).

“Permitted Security” means:

(a)	any Existing Security;

(b)	until the date falling 5 Business Days after the Closing Date, any Security or Quasi-Security granted in connection with the OCI Nitrogen Term Loan and RCF Facility Agreement;

(c)	any Security arising in respect of a limited recourse trade receivables programme or securitisation entered into on arm’s length terms to the extent that the aggregate face value of the uncollected receivables subject to such Security when aggregated with the aggregate face value of all uncollected receivables disposed of pursuant to paragraph (e) of the definition of Permitted Disposal, does not at any time exceed the greater of USD 100,000,000 (or its equivalent) or 12.5% of EBITDA for the Relevant Period ending on the most recent half year of the Group for which consolidated management accounts of the Company have been delivered to the Facility Agent;

(d)	any lien arising by operation of law and in the ordinary course of trading;

(e)	any Security or Quasi-Security over goods and documents of title to such goods arising under documentary credit transactions entered into in the ordinary course of trading and on terms customary in that trade;

(f)	any netting, zero-balancing or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group and any related Security over the accounts in respect of which such netting, zero-balancing or set-off arrangements apply;

(g)	any Transaction Security;

(h)	any payment or close out netting or set-off arrangement pursuant to any Treasury Transaction or foreign exchange transaction entered into by a member of the Group, excluding any Security or Quasi-Security under a credit support arrangement;

(i)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(iii)	the Security or Quasi-Security is removed or discharged within six months of the date of acquisition of such asset;

(j)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)	the Security or Quasi-Security is removed or discharged or terminated within six months of that company becoming a member of the Group;

(k)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms or in connection with a Sale and Leaseback Disposal permitted under paragraph (q) of the definition of Permitted Disposal;

(l)	any Quasi-Security arising as a result of a disposal which is a Permitted Disposal;

(m)	any Security or Quasi-Security created by a member of the Group which was a Project Finance Subsidiary at the time of creation of such Security or Quasi-Security to secure Financial Indebtedness incurred to finance the Project of that Project Finance Subsidiary or created to secure that Financial Indebtedness by another member of the Group over that member of the Group’s shareholding in that Project Finance Subsidiary;

(n)	any Security granted by a member of the Group over its ownership interests in a Joint Venture;

(o)	any Security or Quasi-Security arising or created pursuant to any customary general business condition of any bank or financial institution (in relation to accounts and/or deposits held with such bank or financial institution) which is required by law or is customarily required in the relevant jurisdiction with whom any member of the Group maintains a banking relationship in the ordinary course of business;

(p)	any Security or Quasi-Security securing any Financial Indebtedness incurred by Shanxi GenHe Melamine Co. Ltd (China) provided that such Security or Quasi-Security only exists over assets of Shanxi GenHe Melamine Co. Ltd (China);

(q)	any cash collateral provided in connection with letters of credit and bank guarantees to the extent permitted by the Facilities Agreement;

(r)	any Security or Quasi-Security securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security or Quasi-Security given by any member of the Group other than any permitted under the preceding paragraphs) does not exceed the greater of USD 150,000,000 (or its equivalent) or 20% of EBITDA for the Relevant Period ending on the most recent half year of the Group for which consolidated management accounts of the Company have been delivered to the Facility Agent;

(s)	any Security arising pursuant to the Existing Security Agreement provided that such Security is released not less than 3 Business Days after the Closing Date; and

(t)	any other Security or Quasi-Security permitted by the Majority Lenders.

“Permitted Transaction” means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under or pursuant to the Finance Documents;

(b)	the solvent liquidation or reorganisation of any member of the Group (other than the Company) so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group and provided that:

(i)	if that member of the Group is a Borrower, any surviving entity is also a Borrower;

(ii)	if the transferring entity or entity being liquidated is a Guarantor, the transferee entity must also be a Guarantor; and

(iii)	if any assets being transferred or distributed were subject to Transaction Security, such assets will continue to be subject to the same or substantially equivalent Transaction Security following such transfer or distribution;

(c)	transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm’s length terms;

(d)	a merger between Egyptian Fertilizers Company S.A.E and Orascom for Fertilizer Plant Maintenance S.A.E; and

(e)	any other transaction permitted by the Facility Agent (acting on the instructions of the Majority Lenders).

“Pricing” means the date on which the Purchase Agreement is executed by all parties thereto and dated.

“PF Designation Date” has the meaning given to that term in Clause 20.6 (Project Finance Subsidiaries).

“Project” means any particular project, financed in accordance with customary structures for limited recourse financings, for the ownership, creation, development or exploitation of assets or for the provision or performance of services.

“Project Assets” means any current or future assets used in connection with a Project (including shares held by Project Finance Subsidiaries of the type described in paragraph (b) of the definition of Project Finance Subsidiary).

“Project Completion Date” means the date on which the relevant Project assets are handed over to the relevant Project company to commence commercial operation of those Project assets.

“Project Finance Subsidiary” means any Subsidiary of the Company:

(a)	which is a single purpose company which owns Project Assets and whose sole activity is or will be the Project; or

(b)	which carries on no other business and owns no other shares except holding (directly or indirectly) shares in one or more companies of the type described in paragraph (a) above, and which, in each case, does not otherwise benefit from any recourse whatsoever to the Company or any other member of the Group other than to the extent:

(i)	of the Company’s or relevant member of the Group’s shareholding in that Subsidiary; or

(ii)	that recourse relates to the provision by the Company or relevant member of the Group of performance guarantees, contingent equity support or other completion undertakings in connection with the relevant Project or is a Permitted Loan under paragraphs (e) or (g) of that definition or a Permitted Guarantee under paragraphs (e), (m) or (n) of that definition, and it is acknowledged that:

(A)	no Subsidiary of the Company as at the date of this Agreement shall be treated as a Project Finance Subsidiary after the date of this Agreement; and

(B)	a Project Finance Subsidiary shall cease to be a Project Finance Subsidiary on and from the PF Designation Date in respect of that Project Finance Subsidiary.

“Purchase Agreement” means the purchase agreement in relation to the Senior Secured Notes dated on or around the date of this Agreement between, amongst others, the Company and the Initial Purchasers (as defined therein).

“Qualifying Lender” has the meaning given to it in Clause 13 (Tax Gross-Up and Indemnities).

“Quasi-Security” has the meaning given to that term in Clause 22.10 (Negative pledge).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined ,

(a)	(if the currency is euro) two TARGET Days before the first day of that period; or

(b)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Rating” means a long term corporate credit rating assigned to the Company by an Acceptable Rating Agency.

“Receiver “ means a receiver, a receiver and manager, or an administrative receiver of the whole or any part of the Security Assets.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Reference Banks:

(a)	in relation to LIBOR as either:

(i)	if:

(A)	the Reference Bank is a contributor to the applicable Screen Rate; and

(B)	it consists of a single figure,

the rate (applied to the relevant Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator; or

(ii)	in any other case, the rate at which the relevant Reference Bank could fund itself in the relevant currency for the relevant period with reference to the unsecured wholesale funding market; or

(b)	in relation to EURIBOR:

(i)	(other than where paragraph (ii) below applies) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or

(ii)	if different, as the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

“Reference Banks” means, in relation to EURIBOR or LIBOR, the principal London offices of such banks as the Facility Agent and the Company may agree, provided that such banks agree to their appointment.

“Refinancing” means the cancellation of all commitments, and the repayment in full of all amounts outstanding, under the Existing Facility Agreement.

“Relevant Affiliate” means each member of the Group and each of their Affiliates.

“Relevant Retained Amount” has the meaning given to that term in paragraph (b) of Clause 8.12.

“Relevant Interbank Market means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Relevant Period” has the meaning given to that term in Clause 21.1 (Financial definitions).

“Repayment Date “ means each date for the repayment of a Term Facility Loan specified in Clause 7.1 (Repayment of Term Facility Loan).

“Repayment Instalment means each instalment for the repayment of a Term Facility Loan specified in Clause 7.1 (Repayment of Term Facility Loan).

“Repeating Representations” means each of the representations set out in Clauses 19.1 (Status) to 19.6 (Governing law and enforcement), and Clause 19.20 (Sanctions).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 10 (Form of Resignation Letter).

“Restricted Party” means a person that is:

(a)	listed on, or owned or controlled by one or more persons listed on, or acting on behalf of one or more persons listed on, any Sanctions List;

(b)	located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, one or more persons located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or

(c)	otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by Sanctions from engaging in trade, business or other activities).

“Retained Proceeds” means Disposal Proceeds and Debt Capital Markets Proceeds (as defined in Clause 8.4 (Mandatory prepayment from Entity Disposals and Debt Capital Markets Proceeds) received by members of the Group after the date of this Agreement of which are not required to be applied in prepayment or reduction of the Facilities under Clause 8.4 (Mandatory prepayment from Entity Disposals and Debt Capital Markets Proceeds) (excluding, for the avoidance of doubt, any Relevant Retained Amount).

“Revolving Facility” means the revolving credit facility made available under this Agreement as described in paragraph (a)(ii) of Clause 2.1 (The Facilities).

“Revolving Facility Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency for the Revolving Facility set opposite its name under the heading “Revolving Facility Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency for the Revolving Facility of any Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

“Revolving Facility Loan” means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan.

“Rollover Loan” means one or more Revolving Facility Loans:

(a)	made or to be made on the same day that a maturing Revolving Facility Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Revolving Facility Loan;

(c)	in the same currency as the maturing Revolving Facility Loan; and

(d)	made or to be made to a Borrower for the purpose of refinancing a maturing Revolving Facility Loan.

“Sanctions “ means any trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by:

(a)	the United States government;

(b)	the United Nations;

(c)	the European Union;

(d)	any member state of the European Union;

(e)	the United Kingdom;

(f)	the State of Jersey; or

(g)	the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State, and Her Majesty’s Treasury (HMT) (together the Sanctions Authorities).

“Sanctions Event” means:

(a)	a Sanctions Mandatory Prepayment Event; or

(b)	an event or circumstance specified in Clause 8.3 (Mandatory prepayment – Sanctions and Anti-corruption law) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of them) be a Sanctions Mandatory Prepayment Event.

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities, each as amended, supplemented or substituted from time to time.

“Sanctions Mandatory Prepayment Event” means any event or circumstance specified as such in Clause 8.3 (Mandatory prepayment – Sanctions and Anti-corruption law).

“Sawiris Family” means any of Mr. Onsi Naguib Sawiris, Mr. Nassef Onsi Naguib Sawiris, Mr. Sameeh Onsi Naguib Sawiris or their respective spouses or children.

“Screen Rate” means:

(a)	in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); and

(b)	in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Company.

“Secured Party” means a Finance Party, Receiver or Delegate.

“Security” means a mortgage, charge, pledge, lien, assignment by way of security, hypothecation or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Asset” means any asset of the Company or its Subsidiaries which from time to time is, or is intended to be, subject to any Transaction Security.

“Selection Notice” means a notice substantially in the form set out in Part 2 of Schedule 6 (Utilisation Request and Selection Notice) given in accordance with Clause 10 (Interest Periods) in relation to the Term Facility.

“Senior Secured Notes Indenture” has the meaning given to that term in the Intercreditor Agreement.

“Senior Secured Notes Documents” has the meaning given to that term in the Intercreditor Agreement.

“Senior Secured Notes” has the meaning given to that term in the Intercreditor Agreement.

“Separate Loans” has the meaning given to that term in Clause 7.2 (Repayment of Revolving Facility Loans).

“Shareholder Facility” means the Nile Holding Shareholder Loan or the NNS Luxembourg Shareholder Loan.

“Specified Time means a time determined in accordance with Schedule 12 (Timetables).

“Subordinated Financial Indebtedness” means any Financial Indebtedness owing to a person which is not a member of the Group which is subordinated (including in right of payment of principal and interest) to the Facilities as Shareholder Liabilities in accordance with and as defined in the Intercreditor Agreement or other subordination arrangements approved by the Majority Lenders.

“Subsidiary” means an entity:

(a)	in respect of which the Company (directly or indirectly) has control and for this purpose control means the power to direct the management and policies of the entity whether through voting capital, by contract or otherwise; or

(b)	in which the Company (directly or indirectly) owns more than fifty per cent. (50%) of the voting capital or similar right of ownership.

“Super Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 85% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 85% of the Total Commitments immediately prior to the reduction).

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Claim Agreement” means the agreement entered into or which may be entered into between certain members of the Group and certain members of the Construction Group in relation to the tax dispute between Orascom Construction Industries SAE and the tax authorities of the government of Egypt and any claim or future claim which may be made against certain members of the Group and certain members of the Construction Group in respect thereof and under which the parties agree that any costs or benefits arising from such tax claim shall be distributed equally between the Construction Group and the Group.

“Term Facility” means the term loan facility made available under this Agreement as described in paragraph (a)(i) of Clause 2.1 (The Facilities).

“Term Facility Commitment” means:

(a)	in relation to an Original Lender, the amount in euros set opposite its name under the heading “Term Facility Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Term Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in euros of any Term Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Term Facility Loan” means a loan made or to be made under Term Facility or the principal amount outstanding for the time being of that loan.

“Termination Date” means:

(a)	in relation to the Term Facility, the date falling 48 Months after the Closing Date;

(b)	in relation to the Revolving Facility, the date falling 60 Months after the Closing Date.

“Total Commitments “ means the aggregate of the Term Facility Commitments and the Revolving Facility Commitments.

“Total Revolving Facility Commitments” means the aggregate of the Revolving Facility Commitments, being USD700,000,000 as at the date of this Agreement.

“Total Term Facility Commitments” means the aggregate of the Term Facility Commitments, being EUR 322,554,632.69 as at the date of this Agreement.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

“Transaction Security Document” means:

(a)	each of the documents listed in paragraph (a)(ii) of Clause 22.23 (Conditions subsequent); or

(b)	any other document entered into by a member of the Group, or which the Company has designated as a Transaction Security Document, evidencing or creating (or expressed to evidence or create) Security over any asset to secure any obligation of an Obligor to a Secured Party under the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Company.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Treasury Transactions “ means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US Tax Obligor” means:

(a)	a Borrower, if resident for tax purposes in the United States of America; or

(b)	an Obligor, whose payments (whether some or all) under the Finance Documents are from sources within the United States for US federal income tax purposes.

“Utilisation Date” means the date of a Loan, being the date on which the relevant Loan is to be made.

“Utilisation Request “ means a notice substantially in the form set out in Part 1 (Utilisation Requests) of Schedule 6 (Utilisation Request and Selection Notice).

“VAT” means:

(a)	any tax imposed in compliance with the European Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	“Bank of America Merrill Lynch International Limited” is a reference to its successor in title Bank of America Merrill Lynch International Designated Activity Company (including, without limitation, its branches) pursuant to and with effect from the merger between Bank of America Merrill Lynch International Limited and Bank of America Merrill Lynch International Designated Activity Company that takes effect in accordance with Chapter II, Title II of Directive (EU) 2017/1132 (which repeals and codifies the Cross-Border Mergers Directive (2005/56/EC)), as implemented in the United Kingdom and Ireland. Notwithstanding anything to the contrary in any Finance Document, a transfer of rights and obligations from Bank of America Merrill Lynch International Limited to Bank of America Merrill Lynch International Designated Activity Company pursuant to such merger shall be permitted;

(ii)	the Facility Agent, the Security Agent, any Arranger, any Finance Party, any Lender, any Secured Party, any Obligor or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(iii)	a document in agreed form is a document which is previously agreed in writing by or on behalf of the Company and the Facility Agent;

(iv)	assets includes present and future properties, revenues and rights of every description;

(v)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(vi)	an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and amended will be construed accordingly;

(vii)	guarantee means (other than in Clause 18 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(viii)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(ix)	a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(x)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xi)	a provision of law is a reference to that provision as amended or re-enacted; and

(xii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default, Event of Default or Sanctions Event is continuing if it has not been remedied or waived.

(e)	For the purposes of determining the Majority Lenders, the Super Majority Lenders or the amount of the Total Commitments, the amount of the Commitments of a Lender under the Term Facility will be notionally converted into dollars at the exchange rate of EUR 1.00 to USD 1.2401.

1.3	Dutch terms

In	this Agreement, where it relates to a Dutch entity, a reference to:

(a)	a necessary action to authorise where applicable, includes without limitation:

(i)	any action required to comply with the Dutch Works Councils Act (Wet op de ondernemingsraden); and

(ii)	obtaining a neutral or positive advice (advies) from the competent works council(s) which, if conditional, only contains conditions which can reasonably be expected to be satisfied without resulting in non-compliance by any Obligor with any of the term of any Finance Document;

(b)	financial assistance means any act not permitted by Article 2:98(c) of the Dutch Civil Code;

(c)	a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(d)	a winding-up, administration or dissolution includes a bankruptcy (faillissement) or dissolution (ontbinding);

(e)	a moratorium includes surseance van betaling and a moratorium is declared or occurs includes surseance verleend;

(f)	any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36 of the Tax Collection Act of The Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering SocialeVerzekeringen) in conjunction with Article 36 of the Dutch Tax Collection Act (Invorderingswet 1990);

(g)	an administrator includes a bewindvoerder;

(h)	a receiver or an administrative receiver does not include a curator or bewindvoerder;

(i)	a liquidator includes a curator or bewindvoerder;

(j)	an insolvency does not include stille bewindvoering; and

(k)	an attachment includes a beslag.

1.4	Currency symbol and definition

“$”, “USD” and “dollars” denote the lawful currency of the United States of America and “€”, “EUR” and “euro” denote the single currency of the Participating Member States.

1.5 Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.6	Adjustment of baskets

(a)	Any amounts incurred or transaction undertaken on the basis of any basket, test or permission where an element is determined by reference to EBITDA (an “EBITDA Basket”) shall (provided that such amounts are, at the time of incurrence, duly and properly incurred in accordance with the relevant basket, test or permission) be treated as having been duly and properly incurred without the occurrence of an Event of Default even in the event that such EBITDA Basket subsequently decreases by virtue of the operation of that calculation.

(b)	Notwithstanding any other provisions to the contrary in this Agreement or any other Finance Document, any financial definition or incurrence based permission, test or basket (including an EBITDA Basket or the calculation of Leverage) prior to the end of the first Relevant Period after the Closing Date shall be calculated in accordance with the Original Financial Statements and thereafter as provided for and calculated in accordance with the provisions in this Agreement.

(c)	In the event that any amount or transaction meets the criteria of more than one of the baskets, exceptions or permissions set out in Clause 22 (General Undertakings), the Company, in its sole discretion, will classify and may from time to time reclassify that amount or transaction to a particular basket, exception or permissions and will only be required to include that amount or transaction in one of those baskets, exceptions or permissions (and, for the avoidance of doubt, an amount or transaction may at the option of the Company be split between different baskets, exceptions or permissions).

2.	THE FACILITIES

2.1	The Facilities

(a)	Subject to the terms of this Agreement, the Lenders make available:

(i)	a euro term loan facility in an aggregate amount equal to the Total Term Facility Commitments; and

(ii)	a multicurrency revolving credit facility in an aggregate amount equal to the Total Revolving Facility Commitments.

(b)	The Term Facility will be available to the Company.

(c)	The Revolving Facility will be available to all Borrowers.

2.2 Increase

(a)	The Company may by giving prior notice to the Facility Agent by no later than the date falling 20 Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 8.11 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 8.1 (Illegality), Clause 8.3 (Mandatory prepayment – Sanctions and Anti-corruption law) or Clause 8.10 (Right of replacement or repayment and cancellation in relation to a single Lender), request that the Commitments relating to any Facility in which that Lender participates be increased (and the Commitments relating to that Facility shall be so increased) in an aggregate amount in the Base Currency of that Facility of up to the amount of the Available Commitments or Commitments relating to that Facility so cancelled as follows:

(A)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Company (each of which shall not be a member of the Group or any Affiliate of a member of the Group) and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(B)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(C)	each Increase Lender shall become a Party as a Lender and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(D)	the Commitments of the other Lenders shall continue in full force and effect; and

(E)	any increase in the Commitments relating to a Facility shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Commitments relating to a Facility will only be effective on:

(i)	the execution by the Facility Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(A)	the Increase Lender entering into any documentation required for it to accede as a party to the Intercreditor Agreement; and

(B)	the Facility Agent being satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Facility Agent shall promptly notify the Company and the Increase Lender upon being so satisfied.

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	The Company shall, on the date upon which the increase takes effect, pay to the Facility Agent (for its own account) a fee of USD3,000 and the Company shall, promptly on demand, pay the Facility Agent and the Security Agent the amount of all costs and expenses reasonably incurred by either of them and, in the case of the Security Agent, any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.2.

(e)	The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a Fee Letter, provided that such fee may not be higher than the fee paid by the Company under Clause 12.2 (Upfront fee).

(f)	Clause 26.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an Existing Lender were references to all the Lenders immediately prior to the relevant increase;

(ii)	the New Lender were references to that Increase Lender; and

(iii)	a re-transfer and re-assignment were references to respectively a transfer and assignment.

2.3	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from any Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in a Facility or its role under a Finance Document (including any such amount payable to the Facility Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.4	Obligors’ Agent

(a)	Each Obligor (other than the Company) by its execution of this Agreement irrevocably appoints the Company (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company.

(b)	and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(c)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	PURPOSE

3.1	Purpose

(a)	The Company shall apply all amounts borrowed by it under the Term Facility:

(i)	first (to the extent not funded by the Revolving Facility Loans or the proceeds of the Senior Secured Notes), towards the Refinancing (including the payment of costs, fees and expenses in connection with the Refinancing); and

(ii)	thereafter, towards the general corporate purposes of the Group including, without limitation, repayment of Financial Indebtedness of the Group provided that the proceeds of a Term Facility Loan may only be applied towards prepayment of Financial Indebtedness under any Shareholder Facility to the extent all Financial Indebtedness under the Bridge Facilities, the Convertible Bonds and the OCI Nitrogen Term Loan and RCF Facility Agreement has been repaid in full or will be repaid in full contemporaneously with such Loan.

(b)	Each Borrower shall apply all amounts borrowed by it under the Revolving Facility:

(i)	first (to the extent not funded by the Term Facility Loans or the proceeds of the Senior Secured Notes), towards the Refinancing (including the payment of costs, fees and expenses in connection with the Refinancing); and

(ii)	thereafter, towards the general corporate purposes of the Group including, without limitation, repayment of Financial Indebtedness of the Group provided that the proceeds of a Revolving Facility Loan may only be applied towards prepayment of Financial Indebtedness under any Shareholder Facility to the extent all Financial Indebtedness under the Bridge Facilities, the Convertible Bonds and the OCI Nitrogen Term Loan and RCF Facility Agreement has been repaid in full or will be repaid in full contemporaneously with such Loan.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Loan if on or before the Utilisation Date for that Loan, the Facility Agent has received all of the documents and other evidence listed in Schedule 5 (Conditions Precedent) in form and substance satisfactory to the Facility Agent (save where set out in Part 1 of Schedule 5 (Conditions Precedent)). The Facility Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b)	Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation), if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of:

(i)	a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan; and

(ii)	any other Loan, no Default or Sanctions Event is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Loans

(a)	A Borrower may not deliver a Utilisation Request if, as a result of the proposed Loan:

(i)	more than three Term Facility Loans would be outstanding; or

(ii)	more than twenty Revolving Facility Loans would be outstanding.

(b)	A Borrower may not request that a Loan be divided if, as a result of the proposed division, more than three Term Facility Loans or twenty Revolving Facility Loans would be outstanding.

(c) Any Separate Loan shall not be taken into account in this Clause 4.3.

4.4	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Loan if it is euro or:

(i)	it is readily available in the amount required and freely convertible into dollars in the London interbank market for that currency on the Quotation Day and the Utilisation Date for that Loan; and

(ii)	it has been approved by the Facility Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Facility Agent of the relevant Utilisation Request or Selection Notice for that Loan.

(b)	If the Facility Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Facility Agent will confirm to the Company by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Loan in that currency.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the relevant Availability Period;

(iii)	the currency and amount of the Loan comply with Clause 5.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request. A Borrower may submit more than one Utilisation Request in respect of a Utilisation Date.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be, in the case of the Term Facility, euros or, in the case of the Revolving Facility, dollars or an Optional Currency.

(b)	The amount of the proposed Loan must be:

(i)	if the currency selected is dollars, a minimum of USD25,000,000 (or an integral multiple of USD1,000,000) or, if less, the applicable Available Facility;

(ii)	if the currency selected is euros, a minimum of EUR25,000,000 (or an integral multiple of EUR1,000,000) or, if less, the applicable Available Facility; or

(iii)	if the currency selected is an Optional Currency (other than euros), the minimum amount specified by the Facility Agent pursuant to paragraph (b)(ii) of Clause 4.4 (Conditions relating to Optional Currencies) or, if less, the Available Facility; and

(iv)	in any event such that its Base Currency Amount is less than or equal to the applicable Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, and subject to Clause 7.2 (Repayment of Revolving Facility Loans) and Clause 31.5 (Impaired Agent), each Lender shall make its participation in each requested Loan available by the Utilisation Date through its Facility Office to the Facility Agent.

(b)	The amount of each Lender’s participation in each requested Loan under a Facility will be equal to the proportion borne by its Available Commitment under that Facility to the Available Facility in respect of that Facility immediately prior to making that Loan.

(c)	The Facility Agent must determine the Base Currency Amount of each Revolving Facility Loan which is to be made in an Optional Currency and shall notify each Lender of the amount and the Base Currency Amount of each requested Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with

Clause 31.1 (Payments to the Facility Agent), in each case, by the Specified Time.

5.5	Cancellation of Commitments

(a)	The Term Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Term Facility.

(b)	The Revolving Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Revolving Facility.

6.	OPTIONAL CURRENCY

6.1	Selection of currency

A Borrower must select the currency of a Revolving Facility Loan in a Utilisation Request.

6.2	Optional Currency equivalents

The equivalent in the Base Currency of a Revolving Facility Loan or part of a Revolving Facility Loan in the Optional Currency for the purposes of calculating:

(a)	whether any limit under this Agreement has been exceeded;

(b)	the participation of a Lender in a Revolving Facility Loan;

(c)	the amount of any repayment or prepayment of a Revolving Facility Loan; or

(d)	the amount of a Lender’s Available Commitment under the Revolving Facility, is its Base Currency Amount.

7.	REPAYMENT

7.1	Repayment of Term Facility Loan

(a)	The Company shall repay the Term Facility Loans in instalments by repaying on each date specified in the first column of the table below an amount which reduces the amount of the outstanding Term Facility Loans by an amount equal to the amount set opposite that date in the second column below:

Repayment Date	Repayment
Instalment EUR
31 March 2019	32,255,463.27
30 September 2019	32,255,463.27
31 March 2020	40,319,329.09

30 September 2020	40,319,329.09
31 March 2021	48,383,194.90
30 September 2021	48,383,194.90
Termination Date for the Term Facility	80,638,658.17

(b)	The Company may not reborrow all or any part of the Term Facility which is repaid.

7.2	Repayment of Revolving Facility Loans

(a)	Subject to paragraph (c) below, the relevant Borrowers shall repay each Revolving Facility Loan on the last day of its Interest Period.

(b)	Without prejudice to a Borrower’s obligation under paragraph (a) above, if:

(i)	one or more Revolving Facility Loans are to be made available to that Borrower:

(A)	on the same day that a maturing Revolving Facility Loan is due to be repaid by that Borrower;

(B)	in the same currency as the maturing Revolving Facility Loans; and

(C)	in whole or in part for the purpose of refinancing the maturing Revolving Facility Loan; and

(ii)	the proportion borne by each Lender’s participation in the maturing Revolving Facility Loan to the amount of that maturing Revolving Facility Loan is the same as the proportion borne by that Lender’s participation in the new Revolving Facility Loans to the aggregate amount of those new Revolving Facility Loans,

(iii)	the aggregate amount of the new Revolving Facility Loans shall, unless that Borrower notifies the Facility Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Revolving Facility Loan so that:

(A)	if the amount of the maturing Revolving Facility Loan exceeds the aggregate amount of the new Revolving Facility Loans:

(1)	that Borrower will only be required to make a payment under Clause 31.1 (Payments to the Facility Agent) in an amount in the relevant currency equal to that excess; and

(2)	each Lender’s participation in the new Revolving Facility Loans shall be treated as having been made available and applied by that Borrower in or towards repayment of that Lender’s participation in the maturing Revolving Facility Loan and that Lender will not be required to make a payment under Clause 31.1 (Payments to the Facility Agent) in respect of its participation in the new Revolving Facility Loans; and

(B)	if the amount of the maturing Revolving Facility Loan is equal to or less than the aggregate amount of the new Revolving Facility Loans:

(1)	that Borrower will not be required to make a payment under Clause 31.1 (Payments to the Facility Agent); and

(2)	each Lender will be required to make a payment under Clause 31.1 (Payments to the Facility Agent) in respect of its participation in the new Revolving Facility Loans only to the extent that its participation in the new Revolving Facility Loans exceeds that Lender’s participation in the maturing Revolving Facility Loan and the remainder of that Lender’s participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the relevant Borrower in or towards repayment of that Lender’s participation in the maturing Revolving Facility Loan.

(c)	At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Revolving Facility Loans then outstanding will be automatically extended to the Termination Date applicable to the Revolving Facility and will be treated as separate Revolving Facility Loans (the “Separate Loans”) denominated in the currency of the respective outstanding Revolving Facility Loans.

(d)	If a Separate Loan is outstanding, the relevant Borrower may prepay that Loan by giving five Business Days’ prior notice to the Facility Agent. The Facility Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the relevant Borrower by the time and date specified by the Facility Agent (acting reasonably) and will be payable by the relevant Borrower to the Facility Agent (for the account of that Defaulting Lender) on the last day of each Interest Period of that Loan.

(f)	The terms of this Agreement relating to Revolving Facility Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

7.3	Revolving Facility Reduction

(a)	In this Clause 7.3:

“Extended Reduction Date” means:

(i)	in respect of the first exercise of the Extension Option under this Agreement, the date falling 48 Months after the Closing Date (the “First Extended Reduction Date”); and

(ii)	in respect of the second exercise of the Extension Option under this Agreement, the date falling 60 Months after the Closing Date;

“Original Reduction Date” means the date falling 36 Months after the Closing Date;

“Relevant Extension Option Date” means either the first or the second anniversary of the Closing Date, whichever falls earliest after the date of an Extension Request;

(b)	Subject to the following paragraphs, the Commitments of the Revolving Facility Lenders will be reduced rateably on the Original Reduction Date by an aggregate amount such that the Total Revolving Facility Commitments immediately following the Original Reduction Date shall be USD500,000,000 (the aggregate amount of such reduction being the “RCF Reduction Amount” and each Revolving Facility Lender’s pro rata portion of the RCF Reduction Amount being its “Reduction Commitment”).

(c)	The Company may request an extension of the Original Reduction Date or the First Extended Reduction Date (as applicable) (an “Extension Option”) by submitting an Extension Request to the Facility Agent not earlier than 60 days before the Relevant Extension Option Date and not later than 30 days before the Relevant Extension Option Date.

(d)	The Extension Option may be exercised no more than twice in total and no more than once in respect of each of the first and second anniversaries of this Agreement respectively. For the avoidance of doubt, the Company may exercise the Extension Option on the second anniversary of this Agreement irrespective of whether it exercised such option on the first anniversary of this Agreement.

(e)	Upon receipt of a valid Extension Request, the Facility Agent shall promptly notify each Revolving Facility Lender. Each such Lender shall have the right, in its absolute discretion:

(i)	to accept or decline such Extension Request; and

(ii)	if it is the second Extension Request delivered under this Agreement and the relevant Lender did not agree to extend the date of reduction of its Reduction Commitment in connection with the first such Extension Request, to decide whether to extend the date of reduction of its Reduction Commitments by twelve months or twenty-four months in connection with such Extension Request.

(f)	Any such Revolving Facility Lender that wishes to accept an Extension Request (an “Extending Lender”) shall so notify the Facility Agent in writing no later than 15 days prior to the Relevant Extension Option Date (the “Extension Response Period”), and if applicable in accordance with sub-paragraph (e)(ii) above, shall confirm whether it wishes to extend the date of reduction of its Reduction Commitment for a further twelve or twenty four months. If there are any Extending Lenders, then on each Relevant Extension Option Date, date of reduction of the Reduction Commitments of each such Extending Lender shall be extended to the Extended Reduction Date applicable to that Extending Lender.

(g)	The Facility Agent will notify the Company in writing of each Revolving Facility Lender’s decision in relation to an Extension Request as soon as practicable after it has been informed, and the Facility Agent shall notify the Lenders of the applicable RCF Reduction Amount as at the Original Reduction Date or the Extended Reduction Date (as applicable).

(h)	The Reduction Commitment of each Revolving Facility Lender which did not agree (or did not respond within the Extension Response Period) to an Extension Request pursuant to paragraph (c) above, will be automatically cancelled on the Original Reduction Date or, if that Revolving Facility Lender consented to the first exercise of the Extension Option, the First Extended Reduction Date.

(i)	If one or more of the Revolving Facility Lenders has not agreed to the Extension Request within the Extension Response Period, the Company may withdraw the request by notifying the Facility Agent of such withdrawal no later than 10 days before the Relevant Extension Option Date and the Facility Agent shall promptly notify the Lenders of such withdrawal.

(j)	To the extent that Reduction Commitments are due to be cancelled on that date in accordance with this Clause, the Company shall ensure that each Interest Period applicable to any Revolving Facility Loan which is then outstanding (a “Relevant Loan”) shall end on the Original Reduction Date or an Extended Reduction Date (as applicable). The Company may select an Interest Period for a Relevant Loan of any length necessary to ensure compliance with this paragraph (j).

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan, or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Company, the Available Commitments of that Lender will be immediately cancelled; and

(c)	the Borrowers shall repay that Lender’s participation in the Loans on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

8.2	Change of Control

(a)	Upon the occurrence of:

(i)	a Change of Control; or

(ii)	the disposal of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions (for the avoidance of doubt, not including any Entity Disposal permitted to be made under Clause 22.11 (Disposals) or a Permitted IPO),

(any such event, a Control Event), the Company shall promptly notify the Facility Agent, who shall promptly notify the Lenders and;

(A)	a Lender shall not be obliged to fund a Loan (except for a Rollover Loan);

(B)	at any time following a Control Event and until the date falling 90 days after the date on which the Facility Agent gives the notification of the Control Event to the Lenders referred to above, each Lender shall have the right, upon not less than 15 Business Days’ written notice to the Company, cancel its Commitments and declare its participation in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitments of that Lender will be immediately cancelled and all such outstanding amounts will become immediately due and payable.

(b)	For the purpose of paragraph (a) above, “Change of Control” means:

(i)	the Sawiris Family, together with any trust in respect of which any member of the Sawiris Family has the power to direct the management and policies through the ownership of voting capital, by contract or otherwise, ceases to:

(A)	own (directly or indirectly) at least 40% of the issued share capital of the Company; or

(B)	be (directly or indirectly) the largest single shareholder of the Company: or

(ii)	Mr. Nassef Onsi Naguib Sawiris ceases (directly or indirectly) to have the power to direct the management and policies of the Company, whether through the ownership of voting capital, by contract or otherwise; or

(iii)	any person or group of persons acting in concert (other than the Sawiris Family or any trust referred to in paragraph (i) above) gains control of the Company.

(c)	For purpose of this Clause 8.2:

(i)	acting in concert means acting together pursuant to an agreement or understanding (whether formal or informal); and

(ii)	control means the power to direct the management and policies of the Company through the ownership of voting capital, by contract or otherwise.

8.3	Mandatory prepayment – Sanctions and Anti-corruption law

(a)	Each of the events or circumstances set out in paragraphs (b)(i) and (ii) below is a Sanctions Mandatory Prepayment Event.

(b)	If:

(i)	any representation made or deemed to be made by the Obligors under Clause 19.19 (Anti-corruption law) and Clause 19.20 (Sanctions) is or proves to have been incorrect or misleading in any material respect when made or deemed to be made; or

(ii)	the Obligors do not comply with any provision of Clause 22.20 (Sanctions) and Clause 22.21 (Anti-corruption law),

then on an Obligor becoming aware of that event, that Obligor must promptly notify the Facility Agent. If the Facility Agent is notified of such event by any Party, the Facility Agent must then promptly notify the Company and the Lenders of that event occurring.

(c)	Upon the Facility Agent notifying the Company under paragraph (b) above:

(i)	with immediate effect, no Lender will be obliged to fund a Loan other than a Rollover Loan; and

(ii)	if a Lender so requires, and notifies the Facility Agent within 90 days of the Facility Agent giving notice to that Lender of the event, the Facility Agent must, by not less than 15 Business Days’ notice to the Company:

(A)	cancel the Available Commitments of that Lender; and

(B)	declare the participation of that Lender in all outstanding Loans, together with accrued interest and all other amounts accrued or outstanding to that Lender under the Finance Documents, to be immediately due and payable, whereupon the Commitments of that Lender will be immediately cancelled and all such outstanding amounts will become immediately due and payable.

8.4 Mandatory prepayment from Entity Disposals and Debt Capital Markets Proceeds

(a)	For the purposes of this Clause 8.4 and Clause 8.5 (Reduction of Facilities):

“Debt Capital Markets Issuance” means any public or private issuance by a member of the Group of debt securities, convertible bonds, notes or debentures in the international or domestic capital markets or any syndicated term debt marketed to institutional investors in the international or domestic loan markets.

“Debt Capital Markets Proceeds” means the Net Proceeds from any Debt Capital Markets Issuance (other than Excluded Debt Capital Markets Proceeds).

“Disposal Proceeds” means the Net Proceeds from any Entity Disposal (other than Excluded Disposal Proceeds).

“Excluded Debt Capital Markets Proceeds” means the cash proceeds received by any member of the Group from any Debt Capital Markets Issuance which:

(i)	are the proceeds of any bridge financing or any term facility raised for the purpose of funding proposed acquisitions of shares or other ownership interests, assets or business undertakings and, in each case, are applied within 12 Months of receipt (or, if committed to be so applied, are applied within 18 Months of receipt);

(ii)	are the proceeds of the issuance of the Senior Secured Notes;

(iii)	are derived from any commercial paper programme of a member of the Group; or

(iv)	are to be applied for the sole purpose of prepayment of any Financial Indebtedness of any Subsidiary of the Company within 12 Months of receipt (or, if committed to be so applied, are applied within 18 Months of receipt).

“Excluded	Disposal Proceeds” means the cash proceeds received by any member of the Group from any Entity Disposal which:

(i)	are less than USD 20,000,000 for any Entity Disposal or series of related Entity Disposals; or

(ii)	are to be applied, or contractually committed to be applied towards the financing or refinancing of:

(A)	any purchase or acquisition of assets, shares (or other ownership interests), companies or businesses undertakings;

(B)	any Capital Expenditure; or

(C)	any repayment or prepayment of any Financial Indebtedness of the Group,

in each case within 12 Months of receipt (or, if committed to be so applied, are applied within 18 Months of receipt).

“Entity Disposal” means a sale, lease, licence, transfer, loan or other disposal by a member of the Group to any person who is not a member of the Group of any shares or other ownership interests (including the issuing of shares or other ownership interests by a member of the Group (other than the Company) or a Project Finance Subsidiary to a person who is not a member of the Group) in, or business undertaking carried on by, any:

(i)	Joint Venture;

(ii)	Project Finance Subsidiary; or

(iii)	member of the Group;

(b)	Subject to Clauses 8.12 (General) and 22.25 (Covenant fall-away), the Company shall ensure that the Borrowers prepay Loans in the following amounts and at the times and in the order of application contemplated by Clause 8.5 (Reduction of Facilities):

(i)	Disposal Proceeds in an amount not exceeding the lesser of:

(A)	the amount required to reduce the Total Term Facility Commitments to zero and the aggregate amount of outstanding Revolving Facility Loans to not greater than USD 350,000,000;

(B)	the amount required to ensure that Leverage (taking into account the cash proceeds received from the relevant Entity Disposal and any reduction in EBITDA resulting from such Entity Disposal) following such prepayment (if any) is less than or equal to 3.00:1; and

(C)	the full amount of such Disposal Proceeds.

(ii)	Debt Capital Markets Proceeds in an amount not exceeding to the lesser of:

(A)	the amount required to reduce the Total Term Facility Commitments to zero and the aggregate amount of outstanding Revolving Facility Loans to not greater than USD 350,000,000;

(B)	the amount required to reduce Leverage (taking into account such Debt Capital Markets Issuance and pro forma for such prepayment) to less than or equal to 3.00:1; and

(C)	the full amount of such Debt Capital Markets Proceeds,

provided that no prepayments shall be required under this paragraph (b) if, on the date of the relevant Entity Disposal or the date of receipt of Disposal Proceeds or Debt Capital Markets Proceeds (as applicable), the Company has an Investment Grade Rating.

(c)	Any Retained Proceeds may be used for any purpose not otherwise prohibited by the terms of the Finance Documents, including as a Permitted Payment.

8.5	Reduction of Facilities

(a)	An amount required to be applied under Clause 8.4 (Mandatory prepayment from Entity Disposals and Debt Capital Markets Proceeds) to reduce the Facilities must be applied in the following order:

(i)	first, in prepayment of the outstanding Term Facility Loans such that outstanding Term Facility Loans shall be prepaid on a pro rata basis (and on a pro rata basis between the relevant Lenders); and

(ii)	secondly, in prepayment of Revolving Facility Loans such that outstanding Revolving Facility Loans shall be prepaid on a pro rata basis,

in each case, as contemplated in paragraph (b) below.

(b)	Any amount required to be applied in prepayment of Loans will (unless the Company makes an election under paragraph (c) below, be applied by the Borrowers as soon as reasonably practicable upon receipt of the relevant Disposal Proceeds or Debt Capital Markets Proceeds (or, if later, as soon as reasonably practicable following the date on which any relevant proceeds cease to be Excluded Disposal Proceeds or Excluded Debt Capital Markets Proceeds (as applicable) or are otherwise required to be applied in prepayment of Loans under Clause 8.4 (Mandatory prepayment from Entity Disposals and Debt Capital Markets Proceeds)).

(c)	Subject to paragraph (d) below, the Company may elect that any prepayment under Clause 8.4 (Mandatory prepayment from Entity Disposals and Debt Capital Markets Proceeds) in respect of a Loan be made on the last day of the current Interest Period relating to that Loan. If the Company makes that election then a proportion of the Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

(d)	If the Company has made an election under paragraph (c) above but an Event of Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

8.6	Voluntary cancellation – Term Facility

The Company may, if it gives the Facility Agent not less than three Business Days’ prior notice (or such shorter period as the Majority Lenders may agree), cancel the whole or any part (being a minimum amount of EUR5,000,000 and an integral multiple of EUR1,000,000) of the Available Facility in relation to the Term Facility. Any cancellation under this Clause 8.6 shall reduce the Commitments of the Lenders rateably under the Term Facility.

8.7	Voluntary cancellation—Revolving Facility

The Company may, if it gives the Facility Agent not less than three Business Days’ prior notice (or such shorter period as the Majority Lenders may agree), cancel the whole or any part (being a minimum amount of USD5,000,000 and an integral multiple of USD1,000,000) of the Available Facility in relation to the Revolving Facility. Any cancellation under this Clause 8.7 shall reduce the Commitments of the Lenders rateably under the Revolving Facility.

8.8	Voluntary prepayment – Term Facility Loan

(a)	The Company may, if it gives the Facility Agent not less than three Business Days’ prior notice (or such shorter period as the Majority Lenders may agree), prepay the whole or any part of the Term Facility Loans (but if in part, being an amount that reduces the Base Currency Amount of the Term Facility Loans by a minimum amount of EUR5,000,000 and an integral multiple of EUR1,000,000).

(b)	The Term Facility Loans may only be prepaid after the last day of the Availability Period applicable to the Term Facility (or, if earlier, the day on which the applicable Available Facility is zero).

8.9	Voluntary prepayment – Revolving Facility Loans

The Company may, if it gives the Facility Agent not less than three Business Days’ prior notice (or such shorter period as the Majority Lenders may agree), prepay the whole or any part of a Revolving Facility Loan (but if in part, being an amount that reduces the Base Currency Amount of that Revolving Facility Loan by a minimum amount of USD5,000,000 and an integral multiple of USD1,000,000).

8.10	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any Lender becomes a Non-Consenting Lender;

(ii)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up);

(iii)	any Lender requests payment from any Borrower based on the occurrence of a Market Disruption Event; or

(iv)	any Lender claims indemnification from the Company under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs),

the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give the Facility Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), the Company shall repay that Lender’s participation in that Loan.

(d)	The Company may, in the circumstances set out in paragraph (a) above, on five Business Days’ prior notice to the Facility Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 26 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Facility Agent has not given a notification under Clause 26.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Facility Agent;

(ii)	neither the Facility Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)	A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Facility Agent and the Company when it is satisfied that it has complied with those checks.

(g)	In the event that:

(i)	the Company or the Facility Agent (at the request of the Company) has requested the Lenders to consent to a waiver or amendment of any provisions of the Finance Documents;

(ii)	the waiver or amendment in question requires the consent of all the Lenders; and

(iii)	the Super Majority Lenders have consented to such waiver or amendment,

then any Lender who does not and continues not to agree to such request, waiver or amendment shall be deemed a “Non-Consenting Lender”.

8.11	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent five Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

8.12	General

(a)

The obligations of the Company and any relevant Borrower under Clause 8.4 (Mandatory prepayment from Entity Disposals and Debt Capital Markets Proceeds) (and any intra-Group movements of cash to facilitate such prepayments) are subject to permissibility under, and shall only be applicable to the extent not prohibited by, local law (including, without limitation, legal or regulatory requirements as to maintenance of capital, financial assistance, corporate benefit and/or distributable reserve, listing or stock exchange rules and other restrictions on dividends, distributions or affiliated party transactions or up streaming of cash intra-group (including any restrictions contained in any third party financing arrangements or shareholders agreements of the relevant members of the Group) and the fiduciary and statutory duties of the directors/managers of the relevant members of the Group). There will be no requirement to make any prepayment where the Tax or other cost to the Group of making that payment or making funds available to another member of the Group to enable such payment to be made, exceed an amount equal to five per cent. (5%) of the amount to be prepaid (the “Material Cost Threshold”) or if the relevant funds are not available to the Company or the relevant Borrower for one or more of the reasons specified in the preceding sentence. The Company shall ensure that all members of the Group will use their reasonable endeavours to overcome such restrictions and/or minimise any costs of such prepayment. If at any time restrictions on a prepayment are removed, any relevant proceeds will be applied in prepayment of the Facilities upon expiry of the then current Interest Period (unless an Event of Default has occurred and is continuing, in which case such relevant proceeds shall become immediately due and payable).

(b)	Any amount not applied in prepayment of the Facilities by reason solely of the Material Cost Threshold being exceeded (a “Relevant Retained Amount”) may not be applied as a Permitted Payment.

8.13	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Notwithstanding paragraph (a) above, a notice of cancellation or prepayment given by any Party under this Clause 8 may be conditional provided that if the relevant prepayment is not made and/or the relevant cancellation is not effective on the date specified in the notice, the Lenders will be reimbursed for any Break Costs or other broken funding costs or expenses that they actually incur as a result of the prepayment not being made.

(c)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(d)	Unless a contradictory indication appears in this Agreement, any part of the Revolving Credit Facility which is prepaid or repaid may be reborrowed on the terms of this Agreement. Any prepayment of the Term Facility may not be re-utilised.

(e)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	If the Facility Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(h)	If all or part of any Lender’s participation in a Loan under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent), an amount of that Lender’s Commitments (equal to the Base Currency Amount of that Lender’s participation which is repaid or prepaid) in that Facility will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (h) shall reduce a Lender’s Commitments under the relevant Facility by the amount (if any) of such repayment or prepayment received by that Lender.

(i)	Any repayment of the Term Facility Loan in part shall be applied against the Repayment Instalments falling due after the date of that prepayment, pro rata.

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR or, in relation to any Loan in euro, EURIBOR.

9.2	Payment of interest

The Borrowers shall pay accrued interest on a Loan on the last day of each applicable Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six-monthly intervals after the first day of the Interest Period).

9.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Facility Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the Borrowers of the determination of a rate of interest under this Agreement or (if the Loan is a Term Facility Loan and has already been borrowed) in a Selection Notice.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	The Borrowers may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Term Facility Loan and has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Term Facility Loan is irrevocable and must be delivered to the Facility Agent by the relevant Borrower not later than the Specified Time.

(c)	If a Borrower fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 10.2 (Changes to Interest Periods), be three Months.

(d)	Subject to this Clause 10, the Borrowers may select an Interest Period of one, three or six Months or any other period agreed between the Company and the Facility Agent (acting on the instructions of all the Lenders in relation to the relevant Loan). In addition, the Company may select an Interest Period of (i) a period of less than one Month, if necessary to ensure that a Term Facility Loan has an Interest Period ending on a Repayment Date for the Company to make the Repayment Instalment due on that date, and (ii) in relation to a Revolving Facility Loan, a period necessary to comply with the provisions of paragraph (j) of Clause 7.3 (Revolving Facility Reduction).

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date for the relevant Facility. If any Interest Period would otherwise overrun the Termination Date, it will be shortened so that it ends on the Termination Date for the relevant Facility.

(f)	Each Interest Period for a Loan shall start on a Utilisation Date for that Loan or (if already made) on the last day of its preceding Interest Period.

10.2	Changes to Interest Periods

(a)	Prior to determining the interest rate for a Term Facility Loan, the Facility Agent may shorten an Interest Period for any Term Facility Loan to ensure that there are sufficient Term Facility Loans (with an aggregate Base Currency Amount equal to or greater than the relevant Repayment Instalment) which have an Interest Period ending on a Repayment Date, for the Company to make the relevant Repayment Instalment due on that date.

(b)	If the Facility Agent makes any of the changes to an Interest Period referred to in this Clause 10.2, it shall promptly notify the Company and the Lenders.

10.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.4	Notification

The Facility Agent must notify each relevant Party of the duration of each Interest Period promptly after ascertaining it.

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR (or, if applicable, EURIBOR) is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR (or, if applicable, EURIBOR) shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	In this Agreement, “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period where LIBOR (or, if applicable, EURIBOR) is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR (or, if applicable, EURIBOR) for the relevant currency for the relevant Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 33 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR (or, if applicable EURIBOR).

(c)	If this Clause 11.2 (Market disruption) applies: and a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above, the cost to that Lender of funding its participation in that Loan for that Interest Period will be deemed, for the purposes of paragraph (a) above, to be LIBOR or, in relation to a Loan in euro, EURIBOR.

11.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Facility Agent or the Company so requires, the Facility Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

11.4	Break Costs

(a)	Each Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee

(a)	The Company shall pay to the Facility Agent (for the account of each Lender) a commitment fee in USD computed at the rate of 35 per cent. of the Margin applicable at the relevant time on that Lender’s Available Commitment under the Revolving Facility for the Availability Period applicable to the Revolving Facility.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period applicable to the Revolving Facility, on the last day of that Availability Period and on the cancelled amount of the relevant Lender’s Revolving Facility Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Facility Agent (for the account of a Lender) on any Available Commitment under the Revolving Facility of that Lender for any day on which that Lender is a Defaulting Lender.

12.2	Upfront fee

The Company shall pay to the Arrangers an upfront fee in the amount and at the times agreed in a Fee Letter.

12.3	Facility Agent’s fee

The Company shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.4	Security Agent’s fee

The Company shall pay to the Security Agent (for its own account) a security agency fee in the amount and manner agreed in a Fee Letter.

13.	TAX GROSS-UP AND INDEMNITIES

13.1	Definitions

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means in respect of an advance under a Finance Document to a Borrower, a Lender which is:

(a)	a Treaty Lender; or

(b)	otherwise entitled to receive a payment under a Finance Document without any Tax Deduction.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction “ means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(a)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(b)	does not carry on a business in The Netherlands through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a Treaty) with The Netherlands which makes provision for a reduction or full exemption from tax imposed by The Netherlands on interest.

Unless a contrary indication appears, in this Clause 13 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Obligors Agent and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above, by reason of a Tax Deduction if on the date on which the payment in respect of which the Tax Deduction is required falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(ii)	the relevant Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Lender and the Obligors must co-operate by using reasonable endeavours in completing any procedural formalities necessary for the Obligors to obtain authorisation to make that payment without a Tax Deduction.

13.3	Tax indemnity

(a)	The Company shall (within five Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b) Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes;

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction;

(C)	under the law of the jurisdiction in which that Finance Party has a permanent establishment and/or permanent representative to which amounts received or receivables are attributable; or

(D)	under the laws of The Netherlands to the extent such tax becomes payable as a result of such Finance Party having a substantial interest (aanmerkelijk belang) in an Obligor as laid down in the Dutch Income Tax Act (Wet inkomstenbelasting 2001), if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party (but any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for the purpose of this Clause); or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 13.2 (Tax gross-up);

(B)	would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 13.2 (Tax gross-up) applied;

(C)	relates to a FATCA Deduction required to be made by a Party; or

(D)	is suffered or incurred with respect to any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy).

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Facility Agent.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a) a Tax Credit is attributable to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit on an affiliated group basis,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been if the Tax Payment had not been required to be made by the Obligor.

13.5	Lender Status Confirmation

(a)	Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate, Assignment Agreement or Increase Confirmation which it executes on becoming a Party, and for the benefit of the Facility Agent and without liability to any Obligor, which of the following categories it falls in:

(i)	not a Qualifying Lender;

(ii)	a Qualifying Lender (other than a Treaty Lender); or

(iii)	a Treaty Lender.

(b)	If a New Lender fails to indicate its status in accordance with this Clause 13.5 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Facility Agent which category applies (and the Facility Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Certificate, Assignment Agreement or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 13.5.

13.6	Stamp taxes

The Company shall pay and, within five Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in connection with the entry into, performance or enforcement respect of any Finance Document, except for any stamp duty, registration and other similar Taxes payable on the assignment, transfer or novation by any Finance Party of its rights and obligations under any of the Finance Documents.

13.7	VAT

(a)	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is or becomes chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expenses, that Party shall at the same time reimburse or indemnify (as the case may be) such Finance Party against all VAT incurred by the Finance Party in respect of such costs or expenses but only to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 13.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes (including but not limited to a fiscale eenheid, as defined in Article 7 Dutch VAT Act (Wet op de omzetbelasting 1968)), include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply, or (as appropriate) receiving the supply, under the grouping rules (as provided for in Article 11 of the European Council Directive 2006/112/EC (or as implemented by a member state of the European Union)).

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration number and any such other information as is reasonably requested in connection with such Finance Party’s reporting requirements in relation to such supply.

13.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA;

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If a Borrower is a US Tax Obligor, or where the Facility Agent reasonably believes that its obligations under FATCA or any other applicable law or regulations require it, each Lender shall, within ten Business Days of:

(i)	where the relevant Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where the relevant Borrower is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date; or

(iii)	where the relevant Borrower is not a US Tax Obligor, the date of a request from the Facility Agent,

supply to the Facility Agent:

(A)	a withholding certificate on Form W-8 or Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisations or waiver as the Facility Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Facility Agent shall provide any withholding certificate, withholding statement, documentation, authorisation or waiver it receives from a Lender pursuant to this Clause 13.8 to the Company.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Facility Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Facility Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Facility Agent). The Facility Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Company.

(h)	The Facility Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Facility Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

13.9	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company, the Facility Agent and the other Finance Parties.

13.10	Termination of Dutch CIT Fiscal Unity

If, at any time, a Dutch Obligor is part of a Dutch CIT Fiscal Unity and such Dutch CIT Fiscal Unity is, in respect of such Dutch Obligor, terminated (verbroken) or disrupted (beëindigd) as a result of or in connection with the Security Agent enforcing its rights under any Transaction Security Document in accordance with paragraph (d) of Clause 24.17 (Acceleration), such Dutch Obligor shall, together with the parent company (moedermaatschappij) or designated parent company (aangewezen moedermaatschappij) of the Dutch CIT Fiscal Unity, for no consideration and as soon as possible, lodge a request with the relevant taxing authority to allocate and surrender any tax losses as referred to in Article 20 of the Dutch CITA to the Dutch Obligor leaving the Dutch CIT Fiscal Unity, to the extent such tax losses are attributable (toerekenbaar) to the Dutch Obligor leaving the Dutch CIT Fiscal Unity.

In this Clause:

(a)	“Dutch Obligor” means any Obligor carrying on a business through a permanent establishment or deemed permanent establishment taxable in The Netherlands;

(b)	“Dutch CIT Fiscal Unity” means a fiscal unity (fiscale eenheid) for Dutch corporate income tax purposes (within the meaning of Article 15 of the Dutch CITA); and

(c)	“Dutch CITA” means the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969).

14.	INCREASED COSTS

14.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions) the Company shall, within five Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date of the Agreement;

(ii)	compliance with any law or regulation made after the date of this Agreement; or

(iii)	the implementation or application of or compliance with Basel III or CRD IV or any other law or regulation which implements Basel III or CRD IV (whether such implementation, application or compliance is by a government, regulator, the Lender or any of its Affiliates) to the extent such Increased Costs were not capable of being calculated with sufficient accuracy prior to the date of this Agreement due to a lack of clarity or detail in Basel III or CRD IV and/or any related information from a banking regulator available on the date of this Agreement.

(b)	In this Clause:

(i)	Basel III means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated; and

(B)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III” or the “Basel III framework”;

(ii)	CRD IV means:

(A)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU No 648/2012); and

(B)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC; and

(iii)	Increased Costs means:

(A)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs (giving reasonable details of the circumstances giving rise to such claim and the calculation of Increased Costs).

14.3	Exceptions

Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	attributable to a FATCA Deduction required to be made by a Party;

(c)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

(d)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(e)

attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement

(but excluding any amendment arising out of Basel III or CRD IV) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates; or

(f)	attributable to the implementation, application of or compliance with any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy).

In this Clause 14.3, a reference to a Tax Deduction has the same meaning given to the term in Clause 13.1 (Definitions).

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor or the Security Provider;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower.

15.3	Indemnity to the Facility Agent

The Company shall promptly indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(i)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised or

(ii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(b)	any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 31.11 (Disruption to Payment Systems etc.) notwithstanding the Facility Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent in acting as Facility Agent under the Finance Documents.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax Gross-Up and Indemnities) or Clause 14 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Company shall, within 10 Business Days of written demand, pay to each Administrative Party the amount of all costs and expenses (including legal fees subject to any caps agreed between the relevant Parties before the date of this Agreement) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement or in a Transaction Security Document; and

(b)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required or expressly contemplated under a Finance Document,

the Company shall, within five Business Days of demand, reimburse the Facility Agent for the amount of all costs and expenses (including legal fees) agreed with the Facility Agent in respect of responding to, evaluating, negotiating or complying with that request or amendment provided that if the Company requires that such costs and expenses be agreed before they are incurred, such costs and expenses will be subject to any caps agreed with the Company.

17.3	Enforcement and preservation costs

The Company shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and any proceedings instituted by or against the Security Agent as a consequence of it taking or holding the Transaction Security or enforcing those rights.

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

Subject to the limitations set out in Clause 18.11 (Guarantee limitations) and any limitations contained in an Accession Letter, each Guarantor irrevocably and unconditionally, jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.4	Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

18.5	Guarantor intent

Without prejudice to the generality of Clause 18.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

18.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.7	Appropriations

Until all amounts which may be or become payable by an Obligor under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.

18.8	Deferral of Guarantors’ rights

(a)	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:

(i)	to be indemnified by an Obligor;

(ii)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(iv)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and indemnity);

(v)	to exercise any right of set-off against any Obligor; and/or

(vi)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

(b)	If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 31 (Payment Mechanics).

18.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

18.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.11	Guarantee limitations

This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance (including but not limited to any unlawful financial assistance within the meaning of Article 2:98(c) of the Dutch Civil Code) or any equivalent and applicable provisions under the laws of the jurisdiction of incorporation of the relevant Guarantor.

19.	REPRESENTATIONS

Each Obligor (or the Company only, where reference is made solely to the Company) makes the representations and warranties set out in this Clause 19 in respect of itself and, where applicable its Subsidiaries) to each Finance Party.

19.1	Status

(a)	It is, in the case of the Company, a public company (naamloze vennootschap), duly incorporated and validly existing under the law of The Netherlands and, in the case of each other Obligor, a private company with limited liability, duly incorporated and validly existing under the law of its jurisdiction of incorporation or, in the case of an Additional Obligor which is not a private company with limited liability, such limited liability corporate body specified in the Accession Letter by which it becomes a Party.

(b)	Each Material Company is a limited liability person, duly incorporated or established and validly existing under the law of its jurisdiction of formation or incorporation.

(c)	It and each Material Company has the power to own its assets and carry on its business as it is being conducted.

19.2	Binding obligations

Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by it in each Finance Document are its legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above and subject to the Perfection Requirements), each Transaction Security Document creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

19.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries which is a Material Company’s constitutional documents; or

(c)	any agreement or instrument binding upon any member of the Group that is a Material Company or any assets of any member of the Group that is a Material Company, in each case, to the extent that such conflict would have, or is reasonably likely to have, a Material Adverse Effect.

19.4	Power and authority

Subject to the Legal Reservations, it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5	Validity and admissibility in evidence

Subject to the Legal Reservations and the Perfection Requirements, all Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect where failure to do so would, or would be reasonably likely to have a Material Adverse Effect.

19.6	Governing law and enforcement

Subject to the Legal Reservations:

(a)	the choice of the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation; and

(b)	any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation.

19.7	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 24.7 (Insolvency proceedings) (in circumstances where paragraph (b) of Clause 24.7 (Insolvency proceedings) is not applicable); or

(b)	creditors’ process described in Clause 24.8 (Creditors’ process) (in circumstances where the threshold criteria included in such clause have been breached),

has been taken or, to the knowledge of the Company, threatened in relation to a Material Company; and none of the circumstances described in Clause 24.6 (Insolvency) applies to a Material Company.

19.8	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender which is a Qualifying Lender.

19.9	No filing or stamp taxes

Subject to the Legal Reservations and the Perfection Requirements, under the laws of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.10	No default

(a)	No Event of Default is continuing or would result from the making of any Loan or the entry into of any Finance Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) an event of default or termination event (however described) under any other agreement or instrument which is binding on it or any other member of the Group or to which its (or any other member of the Group’s) assets are subject which, in each case, has or is reasonably likely to have a Material Adverse Effect.

19.11	No misleading information

To the best of its knowledge and belief (having made due and careful enquiry), save as disclosed in writing to the Arrangers prior to the date of this Agreement:

(a)	the Financial Model has been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements, and the financial projections contained in the Financial Model have been prepared on the basis of recent historical information, are fair and based on reasonable assumptions;

(b)	no event or circumstance has occurred or arisen and no information has been omitted from the Financial Model and no information has been given or withheld that results in the information, results, opinions, intentions, forecasts or projections contained in the Financial Model as being untrue or misleading in any material respect; and

(c)	all written factual information provided by any member of the Group (including its advisers) to a Finance Party after the date of this Agreement was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any material respect.

19.12	Original Financial statements

(a)	The Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied.

(b)	The Company’s audited Original Financial Statements give a true and fair view of its financial condition and results of operations the relevant financial year.

19.13	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally in its jurisdiction of incorporation.

19.14	No proceedings pending or threatened

Except as disclosed in the Original Financial Statements of the Company, no litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which could reasonably be expected to be adversely determined and, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any member of the Group.

19.15	Environmental Laws

(a)	Each Obligor, each other member of the Group and each Project Finance Subsidiary is in compliance with Clause 22.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any Obligor, any other member of the Group or Project Finance Subsidiary where that claim is reasonably likely to be adversely determined against that Obligor, that member of the Group or that Project Finance Subsidiary (as applicable) and such determination would have, or would be reasonably likely to have, a Material Adverse Effect.

19.16	Taxation

It is not (and no other member of the Group which is its Subsidiary is) materially overdue in the filing of any Tax returns and is not overdue in the payment of any amount in respect of Tax to an extent which would have, or is reasonably likely to have, a Material Adverse Effect;

19.17	Intellectual Property

It and each of its Subsidiaries which is a member of the Group:

(a)	is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted;

(b)	does not, in carrying on its businesses, infringe any Intellectual Property of any third party; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it,

in circumstances where failure to comply with paragraphs (a) to (c) above has or is reasonably likely to have a Material Adverse Effect.

19.18	Pension Schemes

Each Obligor and Material Company is in compliance in all respects with all applicable laws, regulations and contracts relating to the provision of its pension scheme(s), in circumstances where failure to comply has or is reasonably likely to have a Material Adverse Effect .

19.19	Anti-corruption law

Each Obligor and each of its Subsidiaries has conducted its businesses in compliance in all material respects with Anti-Corruption Laws and has instituted and maintained policies and procedures designed to promote and achieve compliance in all material respects with such laws.

19.20	Sanctions

(a)	No Obligor nor any of its Subsidiaries or Joint Ventures, nor any of their respective directors or officers, nor, to the knowledge of the Obligors (having made due and careful enquiry), any persons acting on any of their behalf:

(i)	is a Restricted Party; or

(ii)	has, to the knowledge of an Obligor (having made due and careful enquiry), received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

(b)	Neither the Obligors nor any of their Subsidiaries or Joint Ventures are located, organised or resident in a country or territory which is subject to any country-wide or territory-wide Sanctions by any Sanctions Authority.

19.21	Accounting Reference Date

The accounting reference date of each member of the Group is 31 December.

19.22	Times when representations made

(a)	All the representations and warranties in this Clause are made by the Company on the date of this Agreement.

(b)	The Repeating Representations are deemed to be made by each Obligor (or the Company, where reference is made solely to the Company) on the date of each Utilisation Request, on each Utilisation Date, and the first day of each Interest Period.

(c)	The Repeating Representations and the representations set out in Clauses 19.7 (Insolvency), 19.10(a) (No Default), 19.11(c) (No misleading information), 19.13 (Pari passu ranking) and 19.19 (Anti-corruption law) are deemed to be made by each Additional Obligor (in respect of the relevant Obligor only) on the day on which it becomes an Additional Obligor.

(d)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

“Limited Review”, in respect of any financial statements, means that the Auditors of the Company have conducted only a limited review of those statements.

20.1	Financial statements

The Company shall supply to the Facility Agent in sufficient copies for all the

Lenders:

(a)	as soon as they become available, but in any event within 120 days after the end of each of its financial years, its audited consolidated and unconsolidated financial statements for that financial year;

(b)	as soon as they become available, but in any event within 120 days after the end of each of its financial years, the audited unconsolidated financial statements of each Borrower (other than the Company) for that financial year;

(c)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years, the unconsolidated and (if prepared) consolidated management accounts of each other Obligor (if any) for that financial year.

(d)	as soon as the same become available, but in any event within 90 days after the end of each of its financial half years:

(i)	its consolidated management accounts for that financial half year;

(ii)	its unconsolidated management accounts for that financial half year; and

(iii)	the unconsolidated and (if prepared) consolidated management accounts of each other Obligor (if any) for that financial half year.

20.2	Compliance Certificate

(a)	The Company shall supply to the Facility Agent, with each set of financial statements delivered pursuant to paragraphs (a) (in respect of consolidated financial statements only) or (d) of Clause 20.1 (Financial statements), a Compliance Certificate:

(i)	setting out (in reasonable detail) computations as to compliance with Clause 21.2 (Financial condition); and

(ii)	where any set of financial statements include the results of a Project Finance Subsidiary, the Company will set out in the relevant Compliance Certificate or, as the case may be, certificate, computations in reasonable detail as to how the results of that Project Finance Subsidiary were deconsolidated from the relevant financial statements for the purposes of Clause 21 (Financial Covenants).

(b)	Each Compliance Certificate shall be signed by two directors of the Company and, if required to be delivered with the financial statements delivered pursuant to paragraph (a) of Clause 20.1 (Financial statements) shall be reported on by the Company’s Auditors in respect of the computations of the financial covenants referred to in Clause 21.2 (Financial condition) below set out in that Compliance Certificate in the form agreed by the Company and the Facility Agent (acting on the instructions of the Majority Lenders).

20.3	Requirements as to financial statements

(a)	Each set of financial statements or management accounts (as applicable) delivered by the Company pursuant to Clause 20.1 (Financial statements) shall be certified by a director of the Company as fairly representing, or (in the case of audited financial statements) as giving a true and fair view of the financial condition of the relevant company as at the date as at which those financial statements or management accounts (as applicable) were drawn up.

(b)	The Company shall procure that each set of financial statements or management accounts of an Obligor delivered pursuant to Clause 20.1 (Financial statements) is prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the relevant Original Financial Statements unless, in relation to any set of financial statements or management accounts (as applicable), it notifies the Facility Agent that there has been a change in the Accounting Principles, the accounting practices or reference periods and its Auditors (or, if appropriate, the auditors of that Obligor or Restricted Company) deliver to the Facility Agent:

(i)	a description of any change necessary for those financial statements or management accounts to reflect the Accounting Principles, accounting practices and reference periods upon which the relevant Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether Clause 21 (Financial Covenants), has been complied with and make an accurate comparison between the financial position indicated in those financial statements or management accounts and the Company’s Original Financial Statements.

Any reference in this Agreement to those financial statements or management accounts shall be construed as a reference to those financial statements or management accounts as adjusted to reflect the basis upon which the relevant Original Financial Statements were prepared.

20.4	Information: miscellaneous

The Company shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)	all documents dispatched by the Company to its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group which are reasonably likely to be adversely determined and, if adversely determined, might reasonably be expected to have a Material Adverse Effect;

(c)	promptly upon becoming aware of them, details of any amendment to an existing agreement, or the entry into or any new agreement, pursuant to which a restriction is or may be imposed on the ability of a Material Company (other than the Company) to upstream cash (whether by way of dividend, loan or otherwise) to any direct or indirect shareholder of that Material Company to the extent that such restriction would have, or could reasonably be expected to have, a Material Adverse Effect provided that there shall be no obligation to provide details of any such amendment in respect of a refinancing, extension, replacement or amendment of an existing agreement where substantially the same (or less onerous) restrictions as the relevant existing agreement are imposed; and

(d)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Facility Agent) may reasonably request so long as, if no Default is continuing, such information is readily obtainable by management of the Company or a member of the Group without incurring material cost.

20.5	Notification of default

(a)	Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Facility Agent, the Company shall supply to the Facility Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.6	Project Finance Subsidiaries

The Company shall, no later than the date falling 12 Months after the Project Completion Date relating to a Project Finance Subsidiary (a “PF Designation Date”), notify the Facility Agent that, on and with effect from the PF Designation Date, such Project Finance Subsidiary has ceased to be a Project Finance Subsidiary.

20.7	Use of websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Facility Agent (the “Designated Website”) if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Facility Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Facility Agent shall notify the Company accordingly and the Company shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Facility Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Facility Agent under paragraph (i) or paragraph (v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.

20.8	Know your customer checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than five Business Days’ prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 27 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Facility Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

20.9	Restriction on disclosure

Notwithstanding any other provision of any Finance Document, no member of the Group will be required to supply or disclose to the Facility Agent or to any other Finance Party any information or other matter if it could reasonably be expected to result in any member of the Group being (i) required to make an announcement pursuant to the EU Market Abuse Regulation, the rules of the Amsterdam stock exchange or any other applicable law or regulation which it would not otherwise have been required to make, (ii) in breach of the EU Market Abuse Regulation or any other law or regulation or the rules of the Amsterdam stock exchange or (iii) in breach of any contractual or other confidentiality or non-disclosure arrangements applicable it (provided that the Company procures that such member of the Group uses its commercially reasonable endeavours to remove such restriction).

21.	FINANCIAL COVENANTS

21.1	Financial definitions

In this Agreement:

“Borrowings” means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of members of the Group for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	any Finance Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirements for de-recognition under the Accounting Principles);

(f)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date applicable to the Revolving Facility or are otherwise classified as borrowings under the Accounting Principles;

(g)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind the entry into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(h)	any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(i)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above, but excluding the amount of any liability in respect of:

(i)	any guarantees and indemnities to the extent any claim under such guarantees and indemnities may only be funded by an advance under the NNS Luxembourg Shareholder Loan; and

(ii)	the guarantee permitted under paragraph (m) of the definition of Permitted Guarantee,

provided that, to the extent that indebtedness under the Convertible Bonds is treated as equity in the balance sheet of the Company in accordance with the Accounting Principles, such amount which is treated as equity shall not be included in the Borrowings of the Company.

“Capital Expenditure” means any expenditure which, in accordance with the

Accounting Principles, is treated as capital expenditure and including:

(a)	the capital element of any expenditure payable in connection with a Finance Lease;

(b)	any investment in, or acquisition of, any shares, stocks, securities or other interests in any Joint Venture or any Project Finance Subsidiary; or

(c)	the principal amount of any loan made by a member of the Group to any Joint Venture.

“EBIT” means, in respect of any Relevant Period, the consolidated operating profit of the Group before taxation (excluding the results from discontinued operations):

(a)	before deducting any Finance Charges;

(b)	not including any accrued interest owing to any member of the Group;

(c)	before taking into account any Exceptional Items;

(d)	before deducting any Transaction Costs;

(e)	plus or minus the Group’s share of the profits or losses (after finance costs and tax) of Non-Group Entities (other than Natgasoline LLC);

(f)	plus the amount received by members of the Group in Cash from Project Finance Subsidiaries or Natgasoline LLC by way of dividend or the repayment or prepayment of a shareholder loan;

(g)	before taking into account any unrealised gains or losses on any derivative or other financial instrument (other than any derivative instrument which is accounted for on a hedge accounting basis);

(h)	before taking into account any gain or loss arising from an upward or downward revaluation of any other asset other than inventory/stock in the ordinary course of business,

(i)	before taking into account any income or charge attributable to post-employment benefit scheme other than the current service costs and any past service costs and curtailments and settlements attributable to the scheme;

(j)	including the proceeds of any insurance claim under any business interruption insurance maintained by any member of the Group; and

(k)	excluding the charge to profit represented by the expensing of stock options,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation.

“EBITDA” means, in respect of any Relevant Period, EBIT for that Relevant Period after adding back any amount attributable to the amortisation, depreciation or impairment of assets of members of the Group.

“Exceptional Items” means any material items of an unusual or non-recurring nature which represent gains or losses including those arising on:

(a)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)	disposals, revaluations or impairment of non-current assets;

(c)	disposals of assets associated with discontinued operations;

(d)	debottlenecking, turnarounds, extended unplanned downtimes, floods, droughts and similar naturally occurring and unusual weather events; and

(e)	reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses.

“Finance Charges” means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Borrowings (net of all such payments earned) whether paid, payable or capitalised by any member of the Group (calculated on a consolidated basis) in respect of that Relevant Period:

(a)	excluding any upfront fees or costs which are included as part of the effective interest rate adjustments;

(b)	including the interest (but not the capital) element of payments in respect of Finance Leases;

(c)	including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of the Group under any interest rate hedging arrangement;

(d)	including any interest payments under any future securitisations;

(e)	excluding any Transaction Costs;

(f)	excluding any income or charge attributable to a post-employment benefit scheme other than the current service costs and any past service costs and curtailments and settlements attributable to the scheme;

(g)	if a Joint Venture is accounted for on a proportionate consolidation basis, after adding the Group’s share of the finance costs or interest receivable of the Joint Venture; and

(h)	taking no account of any unrealised gains or losses on any derivative instruments or financial instruments (other than any derivative instrument which is accounted for on a hedge accounting basis); and

(i)	including (except to the extent funded using Retained Proceeds) the cash interest or fees (if any) accrued on, or in respect of, any Subordinated Financial Indebtedness to the extent paid in cash without prejudice to the terms of the Intercreditor Agreement, and so that no amount shall be added (or deducted) more than once.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with the Accounting Principles applicable as at the date of the Original Financial Statements, be treated as a finance or capital lease but shall exclude any operating lease entered into at any time which is subsequently treated as a finance or capital lease solely as a result of any change to the treatment of such leases under the Accounting Principles which is implemented or becomes effective after the date of this Agreement.

“Financial Year” means the annual accounting period of the Group ending on or about 31 December in each year.

“Interest Cover “ means, in respect of any Relevant Period, the ratio of EBITDA to Finance Charges for that Relevant Period.

“Leverage” means, in respect of any Relevant Period, the ratio of Total Net Debt on the last day of that Relevant Period to EBITDA in respect of that Relevant Period.

“Non-Group Entity” means any investment or entity (other than a Project Finance Subsidiary) which is not itself a member of the Group (including associates and Joint Ventures)) and in which any member of the Group has an ownership interest.

“Relevant Period” means each period of 12 months, ending on or about the last day of each Financial Year and each period of 12 months ending on or about the last day of each financial half year of the Group.

“Total Net Debt” means, at any time, the aggregate amount of all obligations of members of the Group for or in respect of Borrowings at that time but:

(a)	excluding any such obligations to any other member of the Group;

(b)	excluding any Subordinated Financial Indebtedness;

(c)	including, in the case of Finance Leases only, their capitalised value; and

(d)	deducting the aggregate amount of Cash and Cash Equivalent Investments held by any member of the Group at that time,

and so that no amount shall be included or excluded more than once.

“Transaction Costs” means the reasonable fees, costs, expenses, stamp registration and other Taxes of the Group arising from the entry into the Finance Documents and the Senior Secured Notes Documents, the Refinancing and the prepayment of the indebtedness outstanding under the Convertible Bonds, the Bridge Facilities and the OCI Nitrogen Term Loan and RCF Facility Agreement.

21.2	Financial condition

The Company shall ensure that:

(a)	Leverage

Leverage in respect of any Relevant Period specified in column 1 below shall not exceed the ratio set out in column 2 below opposite that Relevant Period:

Column 1 – Relevant Period	Column 2 – Ratio

Relevant Period ending 31 December 2018	5.50:1.00

Relevant Period ending 30 June 2019	5.00:1.00

Relevant Period ending 31 December 2019	4.00:1.00

Relevant Period ending 30 June 2020	3.75:1.00

Relevant Period ending 31 December 2020	3.75:1.00

Relevant Period ending 30 June 2021	3.75:1.00

Relevant Period ending 31 December 2021	3.75:1.00

Relevant Period ending 30 June 2022	3.75:1.00

Relevant Period ending 31 December 2022	3.75:1.00

or thereafter

(b)	Interest Cover

Interest Cover in respect of any Relevant Period specified in Colum 1 below shall not be less than the ratio set out in Column 2 below opposite that Relevant Period.

Column 1 – Relevant Period	Column 2 – Ratio

Relevant Period ending 31 December 2018	2.50:1.00

Relevant Period ending 30 June 2019	2.75:1.00

Relevant Period ending 31 December 2019	3.50:1.00

Relevant Period ending 30 June 2020	3.50:1.00

Relevant Period ending 31 December 2020	3.50:1.00

Relevant Period ending 30 June 2021	3.50:1.00

Relevant Period ending 31 December 2021	3.50:1.00

Relevant Period ending 30 June 2022	3.50:1.00

Relevant Period ending 31 December 2022	3.50:1.00

or thereafter

21.3	Financial testing

The financial covenants set out in Clause 21.2 (Financial condition) shall be calculated in accordance with the Accounting Principles and tested semi-annually by reference to the consolidated financial statements or management accounts (as applicable) delivered pursuant to paragraphs (a) and (d) of Clause 20.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 20.2 (Compliance Certificate).

21.4	Cure rights

(a)

In the event that for a Relevant Period any financial covenant set out in Clause 21.2 (Financial Condition) would not be complied with, prior to the date falling fifteen (15) Business Days after the date that is the earlier of (i) the date on which the Compliance Certificate in relation to such Relevant Period is delivered and (ii) the due date for delivery of the Compliance Certificate in relation to such Relevant Period, the Company shall have the right to cure any breach of Clause 21.2 (Financial condition) with the proceeds from a loan constituting Subordinated Financial Indebtedness or the proceeds from the issuance of shares in the Company or any other equity contribution (an “Additional Investment”) provided that an Additional Investment that is made prior to delivery of the relevant Compliance Certificate (including during the Relevant Period) shall only be treated as an Additional Investment for the purposes of this Clause 21.4 if the relevant Compliance Certificate confirms that an Additional Investment has been made and the amount of such Additional Investment and the Facility Agent is provided with details of the potential breach of Clause 21.2 (Financial Condition) and the financial covenant recalculations.

(b)	If an Additional Investment is made, the financial covenants in Clause 21.2 (Financial Condition) shall be recalculated for the Relevant Period to which the Additional Investment relates by reference to such Additional Investment such that Total Net Debt on the last day of that Relevant Period shall be deemed to have been reduced by an amount equal to the Additional Investment (an “Equity Cure”).

(c)	The Company may not exercise an Equity Cure in respect of two consecutive Relevant Periods or more than three times during the life of the Facilities.

(d)	There will be no maximum amount of the Additional Investment.

(e)	There will be no requirement to use an Additional Investment in prepayment of the Facilities.

(f)	If, on any date on which the financial covenants set out in Clause 21.2 (Financial Condition) are required to be tested, a financial covenant is not satisfied but on the next testing date such financial covenant is satisfied, the previous breach (and any resulting Default or Event of Default) will be deemed to have been waived or remedied for all purposes under the Finance Documents to the satisfaction of the Facility Agent (unless prior to such next testing date a Declared Default has occurred as a result of instructions given by the Majority Lenders).

(g)	If an Additional Investment is made after the end of a Relevant Period in accordance with paragraph (a) above, the calculation of the Margin (or any other ratio-based provision in this Agreement) for that Relevant Period shall not take into account such Additional Investment.

(h)	This Clause 21.4 will be subject to the provisions of Clause 22.25 (Covenant fall-away).

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor shall promptly (and shall ensure that the Security Provider will):

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Facility Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document where failure to do so has, or is reasonably likely to have, a Material Adverse Effect.

22.2	Compliance with laws

Each Obligor shall comply (and the Company shall ensure that each Material Subsidiary complies) in all respects with all laws to which it may be subject, if failure so to comply has, or is reasonably likely to have a Material Adverse Effect.

22.3	Environmental compliance

Each Obligor shall (and the Company shall ensure that each other member of the Group and each Project Finance Subsidiary will):

(a)	comply with all Environmental Laws;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits; and

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

22.4	Environmental claims

Each Obligor shall, promptly upon becoming aware of the same, inform the Facility Agent in writing of:

(a)	any Environmental Claim against any member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim is reasonably likely to be determined against that member of the Group and if so determined would have (or would be reasonably likely to have) a Material Adverse Effect.

22.5	Taxation

(a)	Each Obligor shall (and the Company shall ensure that each other member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	adequate reserves are being maintained for those Taxes and the costs required to contest them;

(ii)	such payment is being contested in good faith and such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect; or

(iii)	a dispute relating to such payments has been disclosed (in reasonable detail) to the Facility Agent in writing before the date of this Agreement.

(b)	No Obligor may change its residence for Tax purposes.

22.6	Merger

No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than a Permitted Transaction or Permitted IPO.

22.7 Change of business

Other than pursuant to a Permitted Transaction, the Company shall procure that no substantial change is made to the general nature of the business of the Company or the Group taken as a whole from that carried on as at the date of this Agreement.

22.8 Conduct of business

Each Obligor shall ensure that (and the Company shall ensure that each other member of the Group will ensure that) at all times it has the right and is duly qualified to conduct its business as it is conducted from time to time in all applicable jurisdictions in all material respects; and does all things necessary to obtain, preserve and keep in full force and effect all material rights (including, without limitation, all franchises, contracts, licenses, consents and other rights) which are necessary for the conduct of its business in all material respects, in each case where a failure to do so has, or is reasonably likely to have, a Material Adverse Effect.

22.9 Pari passu ranking

Each Obligor shall ensure that at all times all claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

22.10 Negative pledge

In this Clause 22.10 “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is:

(i)	Permitted Security; or

(ii)	a Permitted Transaction.

22.11 Disposals

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is:

(i)	a Permitted Disposal; or

(ii)	a Permitted Transaction.

22.12 Arm’s length basis

(a)	Except as permitted by paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any material transaction with any person which is not a member of the Group, except on arm’s length terms.

(b)	Transactions which constitute Permitted Loans, Permitted Guarantees, Permitted Payments, Permitted Transactions or Permitted Disposals shall not breach paragraph (a) above.

22.13 Loans or credit

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Payment;

(ii)	a Permitted Guarantee;

(iii)	a Permitted Loan; or

(iv)	a Permitted Transaction.

22.14 No guarantees or indemnities

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) does not apply to a guarantee which is:

(i)	a Permitted Guarantee; or

(ii)	a Permitted Transaction.

22.15 Borrower distributions

(a)	Except as permitted under paragraph (b) below, the Company shall not:

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the shareholders of the Company other than (A) to Mr. Nassef Sawiris in respect of his role as chief executive officer of the Group and (B) to an employee who is a shareholder by virtue of participation in any employee stock option scheme available to employees of the Group;

(iv)	make a loan to any of its shareholders or any Affiliate of a shareholder (which is not a member of the Group);

(v)	make or allow any member of the Group to make any payment in respect of any Subordinated Financial Indebtedness (other than a payment which is agreed by the Majority Lenders or is expressly permitted under the terms of the Intercreditor Agreement or any other applicable subordination arrangements approved by the Majority Lenders); or

(vi)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so,

(each a “Distribution”).

(b)	Paragraph (a) above does not apply to a Permitted Payment.

22.16	Subsidiary Financial Indebtedness

No member of the OCI Nitrogen Group or the BioMCN Group shall incur any further Financial Indebtedness after the date of this Agreement to the extent that the ratio of Total Net Debt to EBITDA applicable to the OCI Nitrogen Group or the BioMCN Group (pro forma for the incurrence of such Financial Indebtedness and with Total Net Debt and EBITDA being determined as if references to “Group” for the purposes of the definition of “Total Net Debt” (other than for the purposes of sub-paragraph (a) of the definition of Total Net Debt and excluding, for the purposes of the calculation of Total Net Debt, any Financial Indebtedness incurred pursuant to paragraphs (a) or (j) of the definition of Permitted Guarantee) and the definition of “EBITDA” were to the OCI Nitrogen Group or the BioMCN Group (as applicable)), would exceed 2.00:1.00, where Total Net Debt is tested at the time of incurrence of the relevant Financial Indebtedness and EBITDA is determined in relation to the most recent Relevant Period for which financial information has been supplied to the Facility Agent in respect of the OCI Nitrogen Group or the BioMCN Group (as applicable) pursuant to Clause 20.1 (Financial Statements).

22.17 Insurance

(a)	Each Obligor shall (and the Company shall ensure that each other Material Company shall) maintain insurances on and in relation to its business and assets against those material risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	Each Obligor shall (and the Company shall procure that each other Material Company shall) ensure that all insurances are with reputable independent insurance companies or underwriters.

22.18 Pension Schemes

The Company shall procure that each member of the Group shall ensure that all pension schemes applied within the Group comply in all material respects with all provisions of applicable law, where failure to do so has, or is reasonably likely to have a Material Adverse Effect.

22.19 Intellectual Property

Each Obligor shall (and the Company shall ensure that each member of the Group will):

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for its business;

(b)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(d)	not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property; and

(e)	not discontinue the use of the Intellectual Property,

where failure to do so, in the case of paragraphs (a) to (c) (inclusive) above, or, in the case of paragraphs (d) and (e) above, such use, permission to use, omission or discontinuation, has or is reasonably likely to have a Material Adverse Effect.

22.20 Sanctions

(a)	No Obligor shall, and the Company shall ensure that no other member of the Group shall, permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Loan to fund any trade, business or other activities in each case:

(i)	involving or for the benefit of any Restricted Party; or

(ii)	in any other manner that would result in any Obligor or any Finance Party being in breach of any Sanctions or becoming a Restricted Party.

(b)	No Obligor shall, and the Company shall ensure that no other member of the Group shall, fund all or part of any payment under any Facility out of proceeds derived directly or indirectly from any activity or transaction with a Restricted Party or which would otherwise cause any Party to be in breach of any Sanctions.

(c)	Each Obligor shall, and the Company shall ensure that each other member of the Group shall, procure that no proceeds from any activity or dealing with a Restricted Party are credited to any bank account held with any Finance Party or any of its Affiliates in its name or in the name of any other member of the Group except, in case of a Restricted Party only, to the extent that crediting such bank account would not violate or otherwise be inconsistent with any Sanctions applicable to any Obligor or any Finance Party or any of its Affiliates.

(d)	Each Obligor shall (to the extent permitted by law and promptly upon becoming aware of them) supply to the Facility Agent details of any claim, action, suit, proceedings or investigation against it or any other member of the Group with respect to Sanctions by any Sanctions Authority.

(e)	Each Obligor shall, and the Company shall ensure that each other member of the Group shall maintain in effect and enforce policies and procedures designed to ensure such compliance with Sanctions.

22.21 Anti-corruption law

(a)	No Obligor shall (and the Company shall ensure that neither it nor any of its Subsidiaries will) directly or indirectly use the proceeds of the Facility for any purpose which would breach any Anti-Corruption Laws.

(b)	Each Obligor shall (and the Company shall ensure that it and each of its Subsidiaries will):

(i)	conduct its businesses in material compliance with Anti-Corruption Laws; and

(ii)	maintain policies and procedures designed to promote and achieve compliance in all material respects with such laws.

22.22 Treasury Transactions

No Obligor shall (and the Company will procure that no members of the Group will) enter into any Treasury Transaction, other than:

(a)	spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes;

(b)	hedging agreements entered into to hedge interest rate and/or foreign exchange liabilities of a member of the Group in connection with any Financial Indebtedness incurred by that member of the Group and not for speculative purposes; and

(c)	any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of a member of the Group and not for speculative purposes.

22.23 Conditions subsequent

(a)	The Company shall procure that, within 60 days of the Closing Date:

(i)	OCI Nitrogen B.V. accedes as a Guarantor;

(ii)	the following Transaction Security is granted in favour of the Security Agent:

Name of Obligor	Transaction Security Document

The Company	Share pledge over the all of the shares in OCI Intermediate B.V.

OCI Intermediate B.V.	Share pledge over all of the shares in OCI Fertilizer International B.V.

OCI Intermediate B.V.	Share pledge over all of the shares in OCI Fertilizers B.V.

OCI Fertilizers B.V.	Share pledge over the all of the shares in OCI Nitrogen B.V.

OCI Chemicals B.V.	Share pledge over the all of the shares in OCI Chem 2 B.V.

OCI Chemicals B.V.	Share pledge over the all of the shares in OCI Chem 4 B.V.

Biomethanol Chemie Holding II B.V.	Share pledge over the all of the shares in Biomethanol Chemie Nederland B.V.

(iii)	copies of any notices, share certificates or other documents of title required to be delivered pursuant to the terms of the Transaction Security Documents listed in paragraph (ii) above are delivered to the Security Agent;

(iv)	copies of:

(A)	a legal opinion of Clifford Chance LLP, legal advisers to the Company in The Netherlands, substantially in the form distributed to the Original Lenders prior to signing this Agreement; and

(B)	a legal opinion of NautaDutilh, legal advisers to the Arrangers and the Facility Agent in The Netherlands, substantially in the form distributed to the Original Lenders prior to signing this Agreement, are delivered to the Facility Agent; and

(v)	any authorisations or other documents required in connection with the delivery of the legal opinions described in paragraph (iv) above are delivered to the Facility Agent.

(b)	The Company shall procure that, within 5 Business Days of the Closing Date, all amounts outstanding under the Bridge Facilities and the OCI Nitrogen Term Loan and RCF Facility Agreement have been repaid in full.

22.24 Further assurances

(a)	The Company shall (and the Company shall ensure that each member of the Group that grants any Transaction Security will) promptly do all such acts or execute all such documents (including assignments, transfers, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law; and/or

(ii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	The Company shall (and the Company shall ensure that each member of the Group will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

22.25 Covenant fall-away

(a)	On and from the date on which the Company obtains an Investment Grade Rating (a “Rating Trigger Event” and the date of occurrence of such Rating Trigger Event being the “Rating Trigger Date”), there shall be no requirement for any member of the Group to provide Transaction Security and any Transaction Security existing at the Rating Trigger Date shall, at the request and cost of the Company, be released forthwith.

(b)	On and from the occurrence of a Rating Trigger Event and for so long as the Company maintains an Investment Grade Rating (including any replacement thereof), the following provisions shall cease to apply:

(i)	any requirements for any member of the Group to make any mandatory prepayment under Clause 8.4 (Mandatory Prepayment from Entity Disposals and Debt Capital Markets Proceeds);

(ii)	Clause 21.4 (Cure rights); and

(iii)	Clauses 22.11 (Disposals), 22.15 (Company distributions) and 22.16 (Subsidiary Financial Indebtedness),

(together, the “Suspended Provisions”).

(c)	If, following the occurrence of a Ratings Trigger Event, an Acceptable Rating Agency publishes a Rating such that the Company would no longer have an Investment Grade Rating, then on and from the date of that publication until such time as the Rating(s) required for a Ratings Trigger Event to occur are subsequently obtained, paragraph (b) shall cease to be effective and the Suspended Provisions shall be required to be complied with provided that any breach of the Suspended Provisions resulting from any event occurring or transaction undertaken (or contractually committed to be undertaken) during the period when the Ratings Trigger Event applied shall not constitute a breach if it was permitted or not prohibited or restricted at such time.

23. ANTI-BOYCOTT PROVISIONS

In relation to each Lender that is incorporated in Germany or any other Lender which otherwise notifies the Facility Agent that this Clause should apply (each, a “Restricted Lender”), Clause 19.20 (Sanctions) and Clause 22.20 (Sanctions) shall only apply to the extent that these sanctions provisions would not result in any violation of, conflict with or liability under (i) EU Regulation (EC) 2271/96 or (ii) section 7 foreign trade rules (AWV) (Außenwirtschaftsverordnung) (in connection with section 4 paragraph 1 a no. 3 foreign trade law (AWG) (Außenwirtschaftsgesetz)) or a similar anti-boycott statute in any other jurisdiction.

24. EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 24 is an Event of Default (save for Clause 24.17 (Acceleration)).

24.1 Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless its failure to pay is caused by:

(a)	administrative or technical error; or

(b)	a Disruption Event,

and payment is made within five Business Days of its due date.

24.2 Financial covenants

Subject to Clause 21.4 (Cure rights), any requirement of Clause 21 (Financial Covenants) is not satisfied.

24.3 Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment), Clause 24.2 (Financial covenants), Clause 21 (Financial Covenants), Clause 22.20 (Sanctions) and Clause 22.21 (Anti-corruption law).

(b)	No Event of Default under paragraph (a) above will occur if such failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of (i) the Facility Agent giving notice to the Company or the relevant Obligor and (ii) the Company or an Obligor becoming aware of the failure to comply.

24.4 Misrepresentation

Any representation or statement (other than in respect of Clause 19.19 (Anti-corruption law) and Clause 19.20 (Sanctions)) made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf an Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, unless the circumstances giving rise to the misrepresentation or breach of warranty:

(a)	are capable of remedy; and

(b)	are remedied within 20 Business Days of the earlier of (i) the Facility Agent giving notice of the misrepresentation or breach of warranty to the Company or the relevant Obligor and (ii) or the Company or an Obligor becoming aware of the misrepresentation or breach of warranty.

24.5 Cross acceleration

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	No Event of Default will occur under this Clause 24.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within all or any of paragraphs (a) and (c) above is less than USD75,000,000 (or its equivalent in any other currency or currencies).

24.6 Insolvency

(a)	An Obligor or Material Company:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

(iii)	suspends or threatens to suspend making payments on any of its debts; or

(iv)	other than as disclosed to the Lenders in writing prior to the date of this Agreement, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, in each case, excluding any indebtedness owed by one member of the Group to another member of the Group.

(b)	A moratorium is declared in respect of any Financial Indebtedness of an Obligor or Material Company.

24.7 Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor or a Material Company;

(ii)	a composition, compromise, assignment or arrangement with any creditor of an Obligor or a Material Company;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of an Obligor or a Material Company; or

(iv)	enforcement of any Security over any assets of any member of the Group having an aggregate value of USD30,000,000,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to:

(i)	any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 20 Business Days of commencement; or

(ii)	any step or procedure contemplated by paragraph (b) of the definition of Permitted Transaction.

24.8 Creditors’ process

(a)	Subject to paragraph (b) below, any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of an Obligor or a Material Company having an aggregate value of USD30,000,000 or greater and is not discharged within 30 days.

(b)	A Dutch executory attachment (executoriaal beslag) affects any assets of an Obligor or a Material Company, having an aggregate value of USD30,000,000.

24.9 Unlawfulness

It is or becomes unlawful for an Obligor or a Material Company (or any other member of the Group that is party to the Intercreditor Agreement) to perform any of its obligations under the Finance Documents and, if such unlawfulness is capable of remedy, it is not remedied within 20 Business Days of the earlier of (i) the Facility Agent giving written notice of that unlawfulness to the Company or (ii) the Company, an Obligor or Material Company becoming aware of such unlawfulness or invalidity.

24.10 Repudiation

(a)	An Obligor or a Material Company repudiates a Finance Document or purports to repudiate a Finance Document (excluding, in each case, any termination of the Intercreditor Agreement according with its terms) and such repudiation is, or is reasonably likely to be, materially adverse to the interests of the Lenders as a whole.

(b)	Any party to the Intercreditor Agreement (other than a Secured Party, a Senior Debt Creditor (each as defined therein) or an Obligor) repudiates or purports to repudiate the Intercreditor Agreement (excluding any termination of the Intercreditor Agreement in accordance with its terms) in whole or in part, where such repudiation is, or is reasonably likely to be, materially adverse to the interests of the Lenders as a whole.

24.11 Intercreditor Agreement

(a)	Any party to the Intercreditor Agreement (other than a Secured Party, a Senior Debt Creditor (each as defined therein)) fails to comply with the provisions of, or does not perform its obligations under, the Intercreditor Agreement.

(b)	A representation or warranty given by that party in the Intercreditor Agreement is incorrect in any material respect when made or deemed to be made.

(c)	No Event of Default under paragraph (b) above will occur, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within 20 Business Days of the earlier of the Facility Agent giving notice to that party or that party becoming aware of the non-compliance or misrepresentation.

24.12 Cessation of business

Any Obligor or Material Company suspends or ceases to carry on all or a material part of its business except as a result of a Permitted Disposal or a Permitted Transaction.

24.13 Audit qualification

The Auditors of the Company qualify the audited annual consolidated financial statements of the Company in a material respect.

24.14 Expropriation

The authority or ability of any Obligor or Material Company to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to that Obligor or Material Company (as the case may be) or any of its assets to an extent which has, or is reasonably likely to have, a Material Adverse Effect.

24.15 Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

24.16 Clean up period

(a)	For the purposes of this Agreement, for the period of 120 days following the date on which a Project Finance Subsidiary ceases, pursuant to the proviso to the definition of Project Finance Subsidiary, to be a Project Finance Subsidiary (the “Clean-Up Period”), the occurrence of any breach of representation or warranty, breach of undertaking or Event of Default (other than a breach of undertaking or Event of Default in respect of Clause 21 (Financial Covenants)) will be deemed not to be a breach of representation or warranty, breach of undertaking or Event of Default (as the case may be) if it would have been (but for this provision) a breach of representation or warranty, breach of undertaking or Event of Default only by reason of circumstances relating exclusively to that Project Finance Subsidiary ceasing to be a Project Finance Subsidiary, and provided that such breach or Event of Default:

(i)	is capable of being remedied within the Clean-Up Period and the relevant Obligor is taking appropriate steps to remedy such breach or Event of Default;

(ii)	does not have a Material Adverse Effect; and

(iii)	was not procured or approved by any Obligor.

(b)	Notwithstanding paragraph (a) above, if the relevant circumstances are continuing after the expiry of the Clean-Up Period, there shall be a breach of representation or warranty, breach of undertaking or Event of Default (as the case may be) (and without prejudice to the rights and remedies of the Finance Parties).

(c)	An Obligor shall promptly notify the Facility Agent upon becoming aware of the occurrence or existence of any event or circumstance which, but for this Clause 24.16, would constitute a breach of representation or warranty, breach of undertaking or Event of Default and the steps, if any, being taken to remedy it.

24.17 Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Commitments at which time they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	declare that all or part of the Loans be payable on demand, at which time they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

25. [INTENTIONALLY DELETED]

26. CHANGES TO THE LENDERS

26.1 Assignments and transfers by the Lenders

Subject to the other provisions of this Clause 26, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”) provided that (i) until the interpretation of the term “public” (as referred to in Article 4.1(1) of the Capital Requirements Regulation (EU/575/2013)) has been published by the competent authority, the New Lender’s Commitment towards, or aggregate participations in Loans to a Dutch Borrower is not less than EUR100,000 (or its equivalent), or such New Lender is otherwise not forming part of the public, and (ii) as soon as the interpretation of the term “public” has been published by the competent authority, the New Lender is not considered to be part of the public on the basis of such interpretation.

26.2 Conditions of assignment or transfer

(a)	The prior written consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of a Lender; or

(ii)	made at a time when an Event of Default is continuing,

provided	that:

(iii)	in the case of any proposed assignment or transfer described in paragraph (i) above, written notice of such assignment or transfer has been provided to the Company not less than 3 Business Days prior to the proposed date for such assignment or transfer; or

(iv)	in the case of any proposed assignment or transfer described in paragraph (ii) above, written notice of such assignment or transfer is provided to the Company at the same time as such assignment or transfer is effective.

(b)	The consent of the Company to an assignment or transfer (if required) must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent ten Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

(c)	An assignment will only be effective on:

(i)	receipt by the Facility Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender;

(ii)	the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(iii)	performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

(d)	A transfer will only be effective if the procedure set out in Clause 26.5 (Procedure for transfer) is complied with and if the New Lender enters into the documentation required for it to accede as a party to the Intercreditor Agreement.

(e)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax Gross-Up and Indemnities) or Clause 14 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(f)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(g)	Any transfer or assignment by an Existing Lender to the extent transferring or assigning to the same New Lender at the same time) shall be of a minimum amount of USD10,000,000 (or equivalent) and shall not be permitted if it would result in the aggregate Commitments of any Lender being less than USD10,000,000 (or equivalent) unless the Existing Lender assigns or transfers all of its Commitments. For the purposes of this sub-paragraph, any Lender’s Commitment shall be deemed to include the Commitments of the Affiliates of that Lender, and participation under the Facilities to the relevant assignee or transferee.

26.3 Assignment or transfer fee

Unless the Facility Agent otherwise agrees and excluding an assignment or transfer made in connection with primary syndication of the Facilities, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of USD3,000.

26.4 Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the other Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 26; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by each Obligor of its obligations under the Finance Documents or otherwise.

26.5 Procedure for transfer

(a)	Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 26.9 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Facility Agent, the Arrangers, the Security Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Arrangers, the Security Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a Lender.

26.6 Procedure for assignment

(a)	Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 26.9 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a Lender and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 26.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 26.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 26.2 (Conditions of assignment or transfer).

26.7 Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation send to the Company a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

26.8 Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

26.9 Pro rata interest settlement

If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 26.5 (Procedure for transfer) or any assignment pursuant to Clause 26.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 26.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

26.10 BAML Transfer

The provisions paragraph 26.2 (Conditions of assignment or transfer) above shall not apply in respect of a transfer by Bank of America Merrill Lynch International Limited (“BAMLI”) to Bank of America Merrill Lynch International Designated Activity Company (“BAMLI DAC”) of all of its rights and obligations under this Agreement pursuant to the merger between BAMLI and BAMLI DAC that takes effect in accordance with Chapter II, Title II of Directive (EU) 2017/1132 (which repeals and codifies the Cross-Border Mergers Directive (2005/56/EC)), as implemented in the United Kingdom and Ireland.

27. CHANGES TO THE OBLIGORS

27.1 Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27.2 Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.8 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries becomes an Additional Borrower under the Revolving Facility. That Subsidiary shall become an Additional Borrower under the Revolving Facility if:

(i)	all the Lenders under the Revolving Facility approve the addition of that Subsidiary;

(ii)	the Company delivers to the Facility Agent a duly completed and executed Accession Letter;

(iii)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower;

(iv)	that Subsidiary also accedes to this Agreement as an Additional Guarantor pursuant to Clause 27.4 (Additional Guarantors); and

(v)	the Facility Agent has received all of the documents and other evidence listed in Part 2 of Schedule 5 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Facility Agent.

(b)	The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 5 (Conditions precedent).

(c)	Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

27.3 Resignation of a Borrower

(a)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter.

(b)	The Facility Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case);

(ii)	the relevant Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents; and

(iii)	the Company has confirmed that, to the extent relevant, it shall ensure that any relevant Disposal Proceeds will be applied in accordance with Clause 8.4 (Mandatory prepayment from Entity Disposals and Debt Capital Market Proceeds), whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

27.4 Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.8 (Know your customer checks), the Company may request that any of its Subsidiaries that are a member of the Group become a Guarantor. That Subsidiary shall become a Guarantor if:

(i)	the Company delivers to the Facility Agent a duly completed and executed Accession Letter; and

(ii)	the Facility Agent has received all of the documents and other evidence listed in paragraph 2 of Schedule 5 (Conditions Precedent) in relation to that Guarantor, each in form and substance satisfactory to the Facility Agent.

(b)	The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in paragraph 2 of Schedule 5 (Conditions Precedent).

(c)	Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

27.5 Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

27.6 Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Facility Agent a Resignation Letter.

(b)	The Facility Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case);

(ii)	unless the relevant Guarantor is subject to a Permitted Disposal or a Permitted Transaction, the Super Majority Lenders have consented to the Company’s request;

(iii)	where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 27.3 (Resignation of a Borrower);

(iv)	no payment is due from the Guarantor under Clause 18 (Guarantee and Indemnity); and

(v)	the Company has confirmed that, to the extent relevant, it shall ensure that the Disposal Proceeds will be applied in accordance with Clause 8.4 (Mandatory prepayment from Entity Disposals and Debt Capital Market Proceeds), whereupon that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

28.	ROLE OF THE ADMINISTRATIVE PARTIES, THE ARRANGERS AND OTHERS

28.1 Appointment of the Facility Agent

(a)	Each of the Arrangers and the Lenders appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Arrangers and the Lenders authorises the Facility Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

28.2 Duties of the Facility Agent

(a)	Subject to paragraph (b) below, the Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to it for that Party by any other Party.

(b)	Without prejudice to Clause 26.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Borrower), paragraph (a) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(c)	Except where a Finance Document specifically provides otherwise, no Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(e)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent, the Security Agent or the Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

28.3 Role of the Arrangers

Except as specifically provided in the Finance Documents, no Arranger has any obligations of any kind to any other Party under or in connection with any Finance Document.

28.4 No fiduciary duties

(a)	Nothing in this Agreement constitutes an Administrative Party as a trustee or fiduciary of any other person.

(b)	None of the Administrative Parties or the Security Agent shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.5 Business with the Group

Any Administrative Party or the Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

28.6 Rights and discretions of the Facility Agent

(a)	The Facility Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless, it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Facility Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Without prejudice to the generality of paragraph (e) above, the Facility Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall, as soon as reasonably practicable, disclose the same upon the written request of the Company or the Majority Lenders.

(g)	Notwithstanding any other provision of any Finance Document to the contrary, no Administrative Party is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(h)	The Facility Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Facility Agent by any Lender or Reference Bank or the identity of any such Lender or Reference Bank for the purpose of paragraph (a)(ii) of Clause 11.2 (Market disruption).

(i)	Notwithstanding any provision of any Finance Document to the contrary, the Facility Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

28.7 Instructions

(a)	Unless a contrary indication appears in a Finance Document, the Facility Agent shall:

(i)	exercise or refrain from exercising any right, power, authority or discretion vested in it as Facility Agent or refrain from exercising any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision;

(B)	the Super Majority Lenders if the relevant Finance Document stipulates the matter is a Super Majority Lender decision; and

(C)	in all other cases, the Majority Lenders; and

(ii)	will not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Facility Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)	The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(e)	Without prejudice to the remainder of this Clause 28.7, in the absence of instructions the Facility Agent may act (or refrain from taking any action) as it considers to be in the best interests of all the Finance Parties.

(f)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document, unless the proceedings relate to:

(i)	the perfection, preservation or protection of rights under the Transaction Security Documents; or

(ii)	the enforcement of any Transaction Security Document.

28.8 Responsibility for documentation

No Administrative Party:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, an Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Financial Model;

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)	is responsible for any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

28.9 Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 31.11 (Disruption to Payment Systems etc.) or any other provision of any Finance Document excluding or limiting the liability of any Administrative Party), no Administrative Party will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than an Administrative Party (as applicable)) may take any proceedings against any officer, employee or agent of an Administrative Party in respect of any claim it might have against an Administrative Party, or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of any Administrative Party may rely on this Clause subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

(c)	No Administrative Party will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by that Administrative Party if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)	Nothing in this Agreement shall oblige any Administrative Party to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to each Administrative Party that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by an Administrative Party.

28.10 Lenders’ indemnity to the Facility Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent within five Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 31.11 (Disruption to Payment Systems etc.) notwithstanding the Facility Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) in acting as the Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by an Obligor pursuant to a Finance Document).

28.11 Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom or The Netherlands as successor by giving notice to the other Finance Parties and the Company.

(b)	Alternatively the Facility Agent may resign by giving 30 days’ notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Facility Agent.

(c)	If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Facility Agent (after consultation with the Company) may appoint a successor Facility Agent (acting through an office in the United Kingdom or The Netherlands).

(d)	The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(e)	The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d) above but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Facility Agent) and this Clause 28. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above.

(h)	The Facility Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph (b) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

(i)	the Facility Agent fails to respond to a request under Clause 13.8 (FATCA Information) and the Company or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Facility Agent pursuant to Clause 13.8 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Facility Agent notifies the Company and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and that Lender, by notice to the Facility Agent, requires it to resign.

28.12 Confidentiality

(a)	In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall be deemed to have notice of it.

28.13 Relationship with the Lenders

(a)	Subject to Clause 26.9 (Pro rata interest settlement), the Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 33.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 33.2 (Addresses) and paragraph (a)(ii) of Clause 33.6 (Electronic communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

28.14 Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each Administrative Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of the Financial Model and any other information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of, the Security Assets, the priority of any Transaction Security created under the Transaction Security Documents or the existence of any other Security affecting the Security Assets.

28.15 Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.16 Reliance and engagement letters

Each Finance Party confirms that each of the Arrangers and the Facility Agent have authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arrangers or Facility Agent) the terms of any reliance letter or engagement letters relating to any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

28.17 Role of the Security Agent

(a)	The Security Agent shall, at all times, act in accordance with the terms set forth in the Intercreditor Agreement.

(b)	The declaration of trust pursuant to which the Security Agent declares itself trustee of the Transaction Security, which it will hold on trust for the Secured Parties, is contained in the Intercreditor Agreement.

(c)	In acting or otherwise exercising its rights or performing its duties under any of the Finance Documents, the Security Agent shall act in accordance with the provisions of this Agreement and the Intercreditor Agreement and shall seek any necessary instruction or direction from the Facility Agent. In so acting, the Security Agent shall have the rights, benefits, protections, indemnities and immunities set out in this Agreement and the Intercreditor Agreement.

(d)	In the event there is any inconsistency or conflict between the rights, duties, benefits, obligations, protections, immunities or indemnities of the Security Agent (the “Security Agent Provisions”) as contained in this Agreement and/or the Intercreditor Agreement, on the one hand, and in any of the other Finance Documents, on the other hand, the Security Agent Provisions contained in this Agreement and/or the Intercreditor Agreement shall prevail and apply, to the extent permitted under applicable law (in particular, in respect of the Transaction Security Documents).

(e)	The Security Agent Provisions contained in the Intercreditor Agreement are for the benefit of the Security Agent.

(f)	The Security Agent is hereby authorised by the Secured Parties to sign or countersign any Assignment Agreement, Accession Letter, Increase Confirmation or similar document in connection with or related to any of the foregoing without investigation or inquiry, if, on its face, it appears to conform to the form contemplated in this Agreement or, if applicable, the same is signed by the Facility Agent.

29. [INTENTIONALLY DELETED]

30. SHARING AMONG THE FINANCE PARTIES

30.1 Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 31 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.6 (Partial payments).

30.2 Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 31.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

30.3 Recovering Finance Party’s rights

On a distribution by the Facility Agent under Clause 30.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

30.4 Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

30.5 Exceptions

(a)	This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

31. PAYMENT MECHANICS

31.1 Payments to the Facility Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by the Facility Agent) and with such bank as the Facility Agent, in each case, specifies.

31.2 Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 31.4 (Clawback) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by the Party).

31.3 Distributions to an Obligor

The Facility Agent may (with the consent of an Obligor or in accordance with Clause 32 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4 Clawback

(a)	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

(c)	If the Facility Agent is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Facility Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

31.5 Impaired Agent

(a)	If, at any time, the Facility Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with Clause 31.1 (Payments to the Facility Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the relevant Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 31.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Facility Agent in accordance with Clause 28.11 (Resignation of the Facility Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 31.2 (Distributions by the Facility Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

31.6 Partial payments

(a)	If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the fees, costs and expenses of the Administrative Parties and the Security Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under the Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

31.7 No set-off by the Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

31.8 Business Days

(a)	Any payment under any Finance Document which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.9 Currency of account

(a)	Subject to paragraphs (b) to (e) below, the applicable Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than a Base Currency shall be paid in that other currency.

31.10 Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

31.11 Disruption to Payment Systems etc

If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Facility Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Facility Agent may deem necessary in the circumstances;

(b)	the Facility Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Facility Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 37 (Amendments and Waivers);

(e)	the Facility Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 31.11; and

(f)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

32. SET-OFF

While an Event of Default is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33. NOTICES

33.1 Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

33.2 Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Original Lenders, the Company and the Original Guarantors, that identified with its name below;

(b)	in the case of each other Lender or any Additional Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Facility Agent or the Security Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.

33.3 Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Facility Agent or the Security Agent will be effective only when actually received by the Facility Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent’s or the Security Agent’s signature below (or any substitute department or officer as the Facility Agent or the Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Facility Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

33.4 Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 33.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

33.5 Communication when Facility Agent is Impaired Agent

If the Facility Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Facility Agent has been appointed.

33.6 Electronic communication

(a)	Any communication to be made between any of the Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if the relevant Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Facility Agent or the Security Agent only if it is addressed in such a manner as the Facility Agent or the Security Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

33.7 English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34. CALCULATIONS AND CERTIFICATES

34.1 Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2 Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3 Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

35. PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36. REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

37. AMENDMENT AND WAIVERS

37.1 Required consents

(a)	Subject to Clause 37.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent or, where applicable, the Security Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 37.

(c)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 37 which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph (b), require the consent of an Obligor.

37.2 Exceptions

(a)	Subject to paragraph (c) below, an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” or “Super Majority Lenders” in Clause 1.1 (Definitions);

(ii)	the definition of “Sanctions Mandatory Prepayment Event” in Clause 1.1 (Definitions);

(iii)	the definition of “Sanctions Event” in Clause 1.1 (Definitions);

(iv)	any other term relating to sanctions or anti-corruption, however defined, including any obligations or rights or remedies of the Parties in relation to such sanctions or anti-corruption;

(v)	an extension to the date of payment of any amount under the Finance Documents (other than in relation to Clause 7.3 (Revolving Facility Reduction) or Clause 8.4 (Mandatory prepayment from Entity Disposals and Debt Capital Markets Proceeds));

(vi)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable (other than a replacement of the Screen Rate in circumstances where paragraph (f) below applies);

(vii)	an increase in or an extension of any Commitment or an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under a relevant Facility;

(viii)	a change to a Borrower, other than in accordance with Clause 27 (Changes to the Obligors);

(ix)	any provision which expressly requires the consent of all the Lenders;

(x)	Clause 2.2 (Increase), Clause 2.3 (Finance Parties’ rights and obligations), Clause 8.1 (Illegality), Clause 8.2 (Change of Control), Clause 8.3 (Mandatory prepayment – Sanctions and Anti-corruption law), Clause 19.19 (Anti-corruption law), 19.20 (Sanctions), Clause 22.11 (Disposals), Clause 22.20 (Sanctions), Clause 22.21 (Anti-corruption law), Clause 26 (Changes to the Lenders), Clause 27 (Changes to the Obligors), this Clause 37, Clause 40 (Governing Law) or Clause 41.1 (Jurisdiction);

(xi)	the nature or scope of the guarantee and indemnity granted under Clause 18 (Guarantee and Indemnity),

shall not be made without the prior consent of all the Lenders;

(b)	Subject to paragraph (c) below, an amendment or a waiver of any term of the Finance Documents which has the effect of changing or relates to:

(i)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(A)	the Security Assets; or

(B)	the manner in which the proceeds of enforcement of the Transaction Security are distributed,

except in the case of paragraphs (A) and (B) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document or pursuant to a Permitted Transaction or the operation of paragraph (a) of Clause 22.25 (Covenant fall-away);

(ii)	the release of any Transaction Security or the obligations of any Guarantor (other than in accordance with Clause 27 (Changes to the Obligors) unless:

(A)	permitted under this Agreement or any other Finance Document;

(B)	relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document;

(C)	pursuant to or as required to implement a Permitted Transaction or Permitted IPO;

(D)	pursuant to the operation of or in accordance with paragraph (a) of Clause 22.25 (Covenant fall-away); or

(E)	following the repayment in full of all principal, interest and any other obligations in respect of the Facilities and the discharge of all liabilities and cancellation of all Commitments under the Finance Documents; or

(iii)	any amendment to the order of priority or subordination under the Intercreditor Agreement,

in each case, shall not be made without the prior consent of the Super Majority Lenders.

(c)	A Structural Adjustment may be approved with the consent of the Majority Lenders and of each Lender that is assuming a Commitment or an increased Commitment in the relevant Loan, Facility or tranche or whose Commitment is being extended or redenominated or to whom any amount is owing which is being reduced, deferred or redenominated (as the case may be).

(d)	For the purposes of this Clause, “Structural Adjustment” means an amendment, waiver or variation of the terms of some or all of the Finance Documents that results from or is intended to result from or constitutes:

(i)	the introduction of an additional tranche, loan, commitment or facility in any currency or currencies into the Finance Documents or separately documented, in each case with such ranking as the Majority Lenders or, in the case of an additional tranche, loan, commitment or facility ranking senior to the Facilities, all the Lenders may approve;

(ii)	an increase in, or addition to, any Commitment, any extension of the availability of any Commitment, any redenomination of any Commitment into another currency except as provided for in this Agreement;

(iii)	an extension to the date of payment of, or maturity of, or redenomination of, or any reduction or deferral in any principal, interest, fee, commission or other amount payable under the Finance Documents; and

(iv)	any amendment to the Finance Documents (including changes to, the taking of or the release coupled with the immediate retaking of security (that are, in the case of a release and retake of security, specifically approved in the vote in relation to the Structural Adjustment) consequential on, incidental to or required to implement anything described above in sub-paragraphs (i) to (iii) above).

(e)	An amendment or waiver which relates to the rights or obligations of the Facility Agent, the Security Agent or any Arranger (each in their capacity as such) may not be effected without the consent of the Facility Agent, the Security Agent or that Arranger.

(f)	If any Screen Rate is not available for a currency which can be selected for a Loan, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to that currency in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate) may be made with the consent of the Majority Lenders and the Company.

37.3 Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facility; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents,

that Defaulting Lender’s Commitments under the Facility will be reduced by the amount of its Available Commitments under the Facility and, to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 37.3, the Facility Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Facility Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of Defaulting Lender has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

37.4 Excluded Commitments

If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within ten Business Days (unless the Company and the Facility Agent agree to a longer time period in relation to any request) of that request being made:

(a)	its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

37.5 Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five Business Days’ prior written notice to the Facility Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

(iii)	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facility, to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the Company, and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) in accordance with Clause 26 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(A)	in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents;

(B)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Company and which does not exceed the amount described in paragraph (A) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 38.5 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Facility Agent;

(ii)	neither the Facility Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than five Business Days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)	the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)	The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Facility Agent and the Company when it is satisfied that it has complied with those checks.

38. CONFIDENTIALITY

38.1 Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 38.2 (Disclosure of Confidential Information) and Clause 38.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

38.2 Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, insurers, reinsurers, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Facility Agent or Security Agent, and in each case, to any of that person’s Affiliates, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 28.13 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (i) or (ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 26.8 (Security over Lenders’ rights);

(viii)	who is a Party; or

(ix)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraph (i), (ii) and (iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential

Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (v), (vi) and (vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

38.3 Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	name of the Obligors;

(ii)	country of domicile of the Obligors;

(iii)	place of incorporation of the Obligors;

(iv)	date of this Agreement;

(v)	Clause 40 (Governing Law);

(vi)	the names of the Facility Agent, the Security Agent and the Arrangers;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amount of Total Commitments;

(ix)	currency of the Facilities;

(x)	the type of the Facilities;

(xi)	the ranking of the Facilities;

(xii)	the Termination Date for the Facilities;

(xiii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xii) above; and

(xiv)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (a)(i) to (xiv) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Facility Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

38.4 Entire agreement

This Clause 38 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

38.5 Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

38.6 Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 38.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 38.

38.7 Continuing obligations

The obligations in this Clause 38 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

39. COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

40. GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

41. ENFORCEMENT

41.1 Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 41.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

41.2 Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales) irrevocably appoints OCI (UK) Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately (and in any event within 14 days of such event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART 1

THE ORIGINAL LENDERS

Name of Original Lender	Term Facility Commitment EUR	Revolving Facility Commitment (USD)
Bank of America Merrill Lynch International Limited	10,263,102.17	22,272,727
Barclays Bank PLC	36,653,935.17	79,545,455
BNP Paribas Conventional Wholesale Bank Bahrain	14,661,574.07	31,818,182
CA Indosuez (Switzerland) SA	36,653,935.17	79,545,455
Citibank, N.A., London Branch	36,653,935.17	79,545,455
Coöperatieve Rabobank U.A.	58,646,297.07	127,272,727
Goldman Sachs Bank USA	24,435,958.39	53,030,302
Goldman Sachs Lending Partners LLC	12,217,978.39	26,515,151
HSBC Bank Middle East Limited	41,052,407.87	89,090,909
JPMorgan Chase Bank, N.A., London Branch	36,653,935.17	79,545,455
Societe Generale	14,661,574.07	31,818,182
TOTAL	322,554,632.69	700,000,000

PART 2

THE ORIGINAL GUARANTORS

Name of Original Guarantor	Registration number and jurisdiction of incorporation
The Company	56821166, The Netherlands
Biomethanol Chemie Nederland B.V.	61046086, The Netherlands
OCI Intermediate B.V.	68454104, The Netherlands
OCI Chemicals B.V.	62811800, The Netherlands
OCI Fertilizers B.V.	57389047, The Netherlands
Biomethanol Chemie Holding II B.V.	01146417, The Netherlands
OCI Fertilizer International B.V.	34360795, The Netherlands

SCHEDULE 2

MATERIAL COMPANIES

1.	Sorfert Algeria SpA

2.	OCI Nitrogen B.V.

3.	Egyptian Fertilizers Company SAE

4.	OCI Partners LP

5.	IFCO

SCHEDULE 3

EXISTING SECURITY

1.	All Security or Quasi-Security granted in relation to a senior syndicated long term financing agreement capable of being made available by way of letters of credit or by direct drawdowns in the amount of DZD 1,064,000,000 between Sofert Algérie Spa as borrower, Banque Extérieure d’Algérie as mandated lead arranger, Banque Extérieure d’Algérie as facility agent, security agent, issuing bank and bank account holder and Banque Extérieure d’Algérie, Banque Nationale d’Algérie, Caisse Nationale d’Epargne et de Prévoyance Banque and Banque de Développement Local as lenders, dated 14 April 2008.

2.	All Security or Quasi-Security granted in relation to a US$605,000,000 and EGP1,015,000,000 term loan and revolving credit facility agreement dated 3 October 2011 (as amended and restated on 28 March 2014) between, among others, Egyptian Fertilizers Company, S.A.E. as the borrower and Qatar National Bank Al Ahli S.A.E. as facility agent.

3.	All Security or Quasi-Security granted in relation to a USD325,000,000 loan agreement dated 19 October 2011 (as amended and restated) between, amongst others, Egyptian Fertilizers Company, S.A.E. and International Finance Corporation.

4.	All Security or Quasi-Security granted in relation to a US$100,000,000 term loan facility agreement dated 20 December 2012 between, amongst others, Egypt Basic Industries Corporation S.A.E. as borrower and Arab Bank PLC, Bahrain Branch as agent.

5.	All Security or Quasi-Security granted in relation to a USD1,184,660,000 bond issue by Iowa Finance Authority in respect of which proceeds were loaned to IFCO dated 1 May 2013.

6.	All Security or Quasi-Security relating to the standby letter of credit facility dated 19 June 2013 entered into between IFCO and Wells Fargo Bank, N.A.

7.	All Security or Quasi-Security granted in relation to a term loan agreement dated 20 August 2013 (as amended from time to time) by, among others, OCI Beaumont LLC, OCI USA Inc. and Bank of America, N.A.

8.	All Security or Quasi-Security granted in relation to a US$75,000,000 uncommitted trade finance facility dated 15 January 2014, between, amongst others, OCI Fertilizer Trading Limited as borrower and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as Rabobank International), Utrecht Brach as the bank.

9.	All Security or Quasi-Security granted in relation to a US$40,000,000 and USD 5,000,000 revolving credit and swingline facilities agreement dated 4 April 2014 (as amended from time to time) between, among others, OCI Beaumont LLC, OCI Partners and Bank of America, N.A. as documentation agent.

10.	All Security or Quasi-Security relating to the USD75,000,000 trade finance facility dated 26 July 2015 entered into between OCI Fertilizer Trading Limited and HSBC Bank Middle East Limited.

11.	All Security or Quasi-Security granted in relation to a term loan and revolving credit agreement dated 15 May 2015, between, amongst others, IFCO as borrower and National Bank of Abu Dhabi as documentation agent.

12.	All Security or Quasi-Security granted in relation to a USD 50,000,000 term loan note issue dated 19 May 2015 by IFCO to NBAD Americas N.V.

13.	All Security or Quasi-Security granted in relation to a USD 252,885,000 bond issue dated 1 May 2016 by Mission Economic Development Corporation in respect of which proceeds were loaned to Natgasoline LLC.

14.	All Security or Quasi-Security granted in relation to a credit agreement dated 25 May 2017, between, amongst others, IFCO as borrower and Coöperatieve Rabobank U.A as lender.

15.	All Security or Quasi-Security granted in relation to a USD 425,360,000 promissory note issue dated 30 January 2018 by Iowa Finance Authority in respect of which proceeds were loaned to IFCO.

16.	All Security or Quasi-Security granted in relation to a term loan and revolving credit agreement dated 13 March 2018, between, amongst others, OCI Partners LP as borrower and Bank of America, N.A. as documentation agent.

SCHEDULE 4

[INTENTIONALLY DELETED]

SCHEDULE 5

CONDITIONS PRECEDENT

PART 1

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	CP Companies

(a)	A copy of the constitutional documents of the Company and each Original Guarantor.

(b)	An up-to-date excerpt of the registration of the Company and each Original Guarantor in the Trade Register of the applicable Chamber of Commerce in The Netherlands.

(c)	A copy of a resolution of the board of directors of the Company and each Original Guarantor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party including a declaration by each managing by each managing director on conflict of interest (tegenstrijdig belang) within the meaning of Article 2:129(6) or Article 2:239(6) of the Dutch Civil Code;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	if applicable, including the confirmation that no works council (onderneminsgraad) having jurisdiction over the Company or the Original Guarantor (as applicable) has been installed.

(d)	If applicable, a neutral or positive advice (advies) from the competent works council(s) which, if conditional, only contains conditions which can reasonably be expected to be satisfied without resulting in non-compliance by any Obligor with any of the term of any Finance Document and the related request for advice in respect of the transactions contemplated by the Finance Documents;

(e)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (c) above.

(f)	A certificate of the Company and each Original Guarantor (signed by a director) confirming that borrowing, guaranteeing and/or securing (as applicable) the Total Commitments would not cause any borrowing, guaranteeing, securing or similar limit binding on the Company or the relevant Original Guarantor (as applicable) to be exceeded.

(g)	A certificate of an authorised signatory of the Company and each Original Guarantor certifying that each copy document relating to it specified in this Schedule 5 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2. Finance Documents

(a)	This Agreement executed by the Company and each Original Guarantor.

(b)	Each Fee Letter executed by the Company.

(c)	The Intercreditor Agreement executed by the Company and each Original Guarantor.

3. Legal opinions

(a)	A legal opinion of White & Case LLP, legal advisers to the Arrangers and the Facility Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion of Clifford Chance LLP, legal advisers to the Company in The Netherlands, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)	A legal opinion of NautaDutilh, legal advisers to the Arrangers and the Facility Agent in The Netherlands, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

4. Other documents and evidence

(a)	The group structure chart showing the structure of the Group as at the Closing Date in the agreed form.

(b)	Evidence that the Refinancing will occur and the Security constituted by the Existing Security Agreement will be released no later than the first Utilisation Date.

(c)	Evidence that any process agent referred to in Clause 41.2 (Service of process), if not an Obligor, has accepted its appointment.

(d)	Evidence that the Facility Agent and each of the Arrangers have completed all necessary “know your customer” checks.

(e)	The Original Financial Statements and a copy of the latest audited accounts of the BioMCN Group.

(f)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 12 (Fees) and Clause 17 (Costs and Expenses), have been paid or will be paid by the first Utilisation Date.

(g)	The Financial Model substantially in the form of the draft delivered to the Arrangers on or around 3 April 2018, with such amendments or modifications as do not materially and adversely affect the interest of the Lenders under the Finance Documents or which have been made with the consent of the Arrangers (acting reasonably).

(h)	The Funds Flow Statement, which shall be provided for information purposes only and shall not be required to be in form and substance satisfactory to the Facility Agent.

(i)	A certificate from an authorised signatory of the Company confirming that Pricing of the Senior Secured Notes has occurred.

PART 2

CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN

ADDITIONAL OBLIGOR

1.	Corporate documentation

(a)	An Accession Letter, duly executed by the Additional Obligor and the Company.

(b)	If the Additional Obligor is incorporated in The Netherlands (a “Dutch Obligor”):

(i)	an up-to-date extract of the registration of each Dutch Obligor in the Trade Register of the Chamber of Commerce;

(ii)	a copy of a resolution of the managing board of each Dutch Obligor approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and including a declaration by each managing director on conflict of interest (tegenstrijdig belang) within the meaning of Article 2:129(6)/ 2:239(6) of the Dutch Civil Code;

(iii)	if applicable, a copy of a resolution of the supervisory board of each Dutch Additional Obligor approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and including a statement by each member of the supervisory board on conflict of interest (tegenstrijdig belang) within the meaning of Article 2:140(5)/2:250(5) of the Dutch Civil Code;

(iv)	if required, a copy of a resolution of the general meeting of shareholders of each Dutch Obligor approving the terms of, and the transactions contemplated by the Finance Documents; and

(v)	either a neutral or positive advice (advies) from the competent works council(s) which, if conditional, only contains conditions which can reasonably be expected to be satisfied without resulting in non-compliance by any Obligor with any of the term of any Finance Document and the related request for advice in respect of the transactions contemplated by the Accession Letter and the Finance Documents or a confirmation by the management board of the relevant Dutch Obligor that no works council (ondernemingsraad) having jurisdiction over that Dutch Obligor has been installed.

(c)	A copy of the constitutional documents of the Additional Obligor.

(d)	A copy of a resolution of the board of directors of the Additional Obligor (other than a Dutch Obligor):

(i)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(ii)	authorising a specified person or persons to execute the Accession Letter and (if applicable) any Finance Documents on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents.

(e)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (d) above.

(f)	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document specified in paragraph 1 of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

2. Legal opinions

(a)	A legal opinion of the legal advisers to the Arrangers and the Facility Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	If an Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arrangers and the Facility Agent (or, where customary, the Company) in its jurisdiction of incorporation.

3. Other documents and evidence

(a)	Evidence that the agent, if not the Company, of the Additional Obligor under the Finance Documents for service of process in England and Wales has accepted its appointment.

(b)	In relation to the accession of an Additional Guarantor, a copy of any other Authorisation or other document, opinion or assurance which the Facility Agent (acting reasonably) considers necessary under the jurisdiction of incorporation of the relevant Additional Guarantor in connection with the entry into and performance of the Accession Letter by, or for the validity or enforceability of any Finance Document against or in relation to, that Additional Guarantor.

(c)	If available, a copy of the latest audited accounts of the Additional Obligor.

(d)	Evidence that all expenses due and payable from the Company under this Agreement in respect of the Accession Letter have been paid.

SCHEDULE 6

UTILISATION REQUEST AND SELECTION NOTICE

PART 1

UTILISATION REQUESTS

From:	OCI N.V.

To:	[Facility Agent]

Dated:

Dear Sirs

OCI N.V. – USD[1,100,000,000] (equivalent) Term Loan and Revolving Credit Facilities

Agreement dated [•] (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	[Term Facility][Revolving Facility]*
Currency of Loan:	[•]
Amount:	[ ] or, if less, the Available Facility
Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

………………………………..

authorised signatory for

OCI N.V.

*	Select the Facility to be utilised and delete references to the other Facility.

WARNING: PLEASE SEEK DUTCH LEGAL ADVICE (I) UNTIL THE COMPETENT AUTHORITY PUBLISHES ITS INTERPRETATION OF THE TERM “PUBLIC”(AS REFERRED TO IN ARTICLE 4.1(1) OF THE CAPITAL REQUIREMENTS REGULATION (EU/575/2013), IF THE SHARE OF A LENDER IN ANY LOAN REQUESTED BY A DUTCH BORROWER IS LESS THAN EUR100,000 (OR ITS EQUIVALENT IN ANOTHER CURRENCY) AND (II) AS SOON AS THE COMPETENT AUTHORITY PUBLISHES ITS INTERPRETATION OF THE TERM “PUBLIC”, IF THE LENDER IS CONSIDERED TO BE PART OF THE PUBLIC ON THE BASIS OF SUCH INTERPRETATION.

PART 2

SELECTION NOTICE APPLICABLE TO TERM FACILITY LOAN

From:	OCI N.V.

To:	[Facility Agent]

Dated:

Dear Sirs

OCI N.V. – USD[1,100,000,000] (equivalent) Term Loan and Revolving Credit Facilities

Agreement dated [•] (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Term Facility Loan with an Interest Period ending on [•].

We request that the next Interest Period for the above Term Facility Loan is [•].

3.	This Selection Notice is irrevocable.

Yours faithfully

………………………..

authorised signatory for

OCI N.V.

SCHEDULE 7

FORM OF TRANSFER CERTIFICATE

To:	[ ] as Facility Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

OCI N.V. – USD[1,100,000,000] (equivalent) Term Loan and Revolving Credit Facilities

Agreement dated [•] (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 26.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 26.5 (Procedure for transfer), all [or part] of the Existing Lender’s rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 26.4 (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms, for the benefit of the Facility Agent and without liability to any Obligor that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender)];

(b)	[a Treaty Lender];

(c)	[not a Qualifying Lender].

5.	The New Lender confirms that it is not a Relevant Affiliate.

6.	We refer to clause 21.3 (New Pari Passu Creditors and Creditor Representatives) of the Intercreditor Agreement.

In consideration of the New Lender being accepted as a Pari Passu Creditor for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Pari Passu Creditor, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Pari Passu Creditor and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

7.	The New Lender confirms for the benefit of the Facility Agent and without liability to any Obligor that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender)];

(b)	[a Treaty Lender];

(c)	[not a Qualifying Lender].

8.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

9.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

10.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Note: The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

WARNING: PLEASE SEEK DUTCH LEGAL ADVICE (I) UNTIL THE COMPETENT AUTHORITY PUBLISHES ITS INTERPRETATION OF THE TERM “PUBLIC” (AS REFERRED TO IN ARTICLE 4.1 (1) OF THE CAPITAL REQUIREMENTS REGULATION (EU/575/2013), IF ANY AMOUNT LENT TO A DUTCH BORROWER IS TO BE TRANSFERRED WHICH IS LESS THAN EUR100,000 (OR ITS EQUIVALENT IN ANOTHER CURRENCY) AND (II) AS SOON AS THE COMPETENT AUTHORITY PUBLISHES ITS INTERPRETATION OF THE TERM “PUBLIC”, IF THE NEW LENDER IS CONSIDERED TO BE PART OF THE PUBLIC ON THE BASIS OF THAT INTERPRETATION.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]                                                                                  [New Lender]

By:                                                                                                        By:

This Transfer Certificate is accepted by the Facility Agent, and as a Creditor/Creditor Representative Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [•].

[Facility Agent]

By:

[Security Agent]

By:

SCHEDULE 8

FORM OF ASSIGNMENT AGREEMENT

To:	[ ] as Facility Agent, [ ] as Security Agent, [ ] as Obligors’ Agent, for and on behalf of each Obligor

From: [the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

OCI N.V. – USD[1,100,000,000] (equivalent) Term Loan and Revolving Credit Facilities

Agreement dated [•] (the “Agreement”)

1.	We refer to the Agreement [and to the Intercreditor Agreement (as defined in the Facilities Agreement)]. This is an Assignment Agreement [and as an [Accession Letter] for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement)]. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 26.6 (Procedure for assignment):

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents and in respect of the Transaction Security which relate to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [•].

4.	On the Transfer Date the New Lender becomes:

(a)	Party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)	Party to the Intercreditor Agreement as a Pari Passu Creditor.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 26.4 (Limitation of responsibility of Existing Lenders).

7.	The New Lender confirms that it is not a Relevant Affiliate.

8.	We refer to clause 21.3 (New Pari Passu Creditors and Creditor Representatives) of the Intercreditor Agreement.

In consideration of the New Lender being accepted as a Pari Passu Creditor for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Pari Passu Creditor, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Pari Passu Creditor and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

9.	This Assignment Agreement acts as notice to the Facility Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 26.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Borrower), to the Company (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

10.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

11.	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

12.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

Note: The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

WARNING: PLEASE SEEK DUTCH LEGAL ADVICE (I) UNTIL THE COMPETENT AUTHORITY PUBLISHES ITS INTERPRETATION OF THE TERM “PUBLIC” (AS REFERRED TO IN ARTICLE 4.1 (1) OF THE CAPITAL REQUIREMENTS REGULATION (EU/575/2013), IF ANY AMOUNT LENT TO A DUTCH BORROWER IS TO BE ASSIGNED WHICH IS LESS THAN EUR100,000 (OR ITS EQUIVALENT IN ANOTHER CURRENCY) AND (II) AS SOON AS THE COMPETENT AUTHORITY PUBLISHES ITS INTERPRETATION OF THE TERM “PUBLIC”, IF THE NEW LENDER IS CONSIDERED TO BE PART OF THE PUBLIC ON THE BASIS OF THAT INTERPRETATION.

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Facility Agent, and as a Creditor/Creditor Representative Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [•].

Signature of this Assignment Agreement by the Facility Agent constitutes confirmation by the Facility Agent of receipt of notice of the assignment referred to herein, which notice the Facility Agent receives on behalf of each Finance Party.

[Facility Agent]

By:

[Security Agent]

By:

SCHEDULE 9

FORM OF ACCESSION LETTER

To:	[AGENT] as Facility Agent

From:	OCI N.V. and [PROPOSED BORROWER/GUARANTOR]

Date: [    ]

OCI N.V. – USD1,100,000,000 (equivalent) Term Loan and Revolving Credit Facilities

Agreement dated [•] (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Name of company] agrees to become a [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as a [Borrower]/[Guarantor]. [Name of company] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Name of company], administrative details are as follows: [•].

4.	This Accession Letter is intended to take effect as a deed.

5.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

OCI N.V.

By:
	EXECUTED as a DEED by	)
	[PROPOSED	)
	BORROWER/GUARANTOR]	)
	acting by [NAME OF DIRECTOR]	)
	in the presence of:	) ______________________________
Director

Witness’s signature	___________________________________

Name:	___________________________________

Address:	___________________________________[1]

[1]	Adapt execution block as appropriate.

SCHEDULE 10

FORM OF RESIGNATION LETTER

To:	[ ] as Facility Agent

From:	[resigning Obligor] and OCI N.V.

Dated:

Dear Sirs

OCI N.V. Facility Agreement

dated [ ] (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 27.3 (Resignation of a Borrower)]/[Clause 27.6 (Resignation of a Guarantor)] of the Agreement, we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

3.	We confirm that no Default is continuing or would result from the acceptance of this request.

[Insert any relevant confirmations applicable to a Borrower/Guarantor from Clause 27]

4.	This Resignation Letter [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

For and on behalf of	For and on behalf of

OCI N.V.	[Subsidiary]

By:	By:

SCHEDULE 11

FORM OF COMPLIANCE CERTIFICATE

To:	[ ] as Facility Agent

From:	OCI N.V.

Dated:

Dear Sirs

OCI N.V. – USD[1,100,000,000] (equivalent) Term Loan and Revolving Credit Facilities

Agreement dated [•] (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that: [Insert details of covenants to be certified]

3.	[We confirm that no Default is continuing.] *

4.	We confirm that the following companies constitute Material Companies for the purposes of the Agreement

Signed:
	Director	Director
	Of	Of
	OCI N.V	OCI N.V.

[insert applicable certification language – to apply only in respect of paragraph 2 above]

…………………….

for and on behalf of

[name of auditors of the Company] **

NOTES:

*	If this statement cannot be made, the certificate should identify any Event of Default that is continuing and the steps, if any, being taken to remedy it.
**	Only applicable if the Compliance Certificate accompanies the audited financial statements and is to be signed by the auditors.

SCHEDULE 12

TIMETABLES

	Loans in EUR	Loans in USD
Facility Agent notifies the Company if a currency is approved as the Optional Currency in accordance with Clause 6 (Optional Currency).	Within five Business Days after the request for approval is received from the Company.	Within five Business Days after the request for approval is received from the Company.

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)	09.30 a.m. three Business Days before the Utilisation Date.	09.30 a.m. three Business Days before the Utilisation Date.

Facility Agent determines (in relation to a Loan) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	05.00 p.m. (Brussels time) three Business Days before the Utilisation Date.	05.00 p.m. (Brussels time) three Business Days before the Utilisation Date.

LIBOR or EURIBOR is fixed	Quotation Day as of 11.00 a.m. London time in respect of LIBOR and as of 11.00 a.m. (Brussels time) in respect of EURIBOR.	Quotation Day as of 11.00 a.m.

SCHEDULE 13

FORM OF INCREASE CONFIRMATION

To: [    ] as Facility Agent, [    ] as Security Agent, and [    ] as Obligors’ Agent, for and on behalf of each Obligor

From: [the Increase Lender] (the “Increase Lender”)

Dated: [            ]

OCI N.V. – USD1,100,000,000 (equivalent) Term Loan and Revolving Credit Facilities

Agreement dated [•] (the “Agreement”)

1.	We refer to the Facilities Agreement [and to the Intercreditor Agreement (as defined in the Facilities Agreement)]. This is an Increase Confirmation for the purposes of the Facilities Agreement [and as an Accession Letter for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement)]. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.	We refer to Clause 2.2 (Increase) of the Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [•].

5.	On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.2 (Increase).

8.	The Increase Lender confirms that it is not a Relevant Affiliate.

9.	The Increase Lender confirms, for the benefit of the Facility Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender)];

(b)	[a Treaty Lender];

(c)	[not a Qualifying Lender].

10.	We refer to clause 21.3 (New Pari Passu Creditors and Creditor Representatives) of the Intercreditor Agreement.

In consideration of the Increase Lender being accepted as a Pari Passu Creditor for the purposes of the Intercreditor Agreement (and as defined therein), the Increase Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Pari Passu Creditor, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Pari Passu Creditor and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement. This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

11.	This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.

12.	This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

Note: The execution of this Increase Confirmation may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

Increase Lender

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Facility Agent, and as a Creditor/Creditor Representative Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent and the Increase Date is confirmed as [•].

Facility Agent

By:

Security Agent

By:

SCHEDULE 14

FORM OF EXTENSION REQUEST

To:	[•] as Agent

From:	OCI N.V as the Company

Dated [•]

OCI N.V. – USD1,100,000,000 (equivalent) Term Loan and Revolving Credit Facilities Agreement dated [•] (the “Agreement”)

1.	We refer to the Agreement. This is an Extension Request. Terms defined in the Agreement have the same meaning in this Extension Request unless given a different meaning in this Extension Request.

2.	We request that the Original Reduction Date be extended to the Extended Reduction Date.

Yours faithfully

By:

OCI N.V.

Authorised Signatory

SIGNATORIES

The Company OCI N.V.

By:
H.H.H. Badrawi, Authorised Signatory

Address:	OCI N.V., 4 Cork Street, London W1S 3LG, UK
Fax:	+44 2074394802
Attention:	Hassan Badrawi

Copy to:	Maud de Vries
Address:	Honthorststraat 19, 1071 AC, Amsterdam, The Netherlands

Project Octopus – Senior Facilities Agreement- Signature Page

The Original Guarantors

OCI N.V.

By:
H.H.H. Badrawi, Authorised Signatory

Address:	OCI N.V., 4 Cork Street, London W1S 3LG, UK
Fax:	+44 2074394802
Attention:	Hassan Badrawi

Copy to:	Maud de Vries
Address:	Honthorststraat 19, 1071 AC, Amsterdam, The Netherlands

Project Octopus – Senior Facilities Agreement- Signature Page

BIOMETHANOL CHEMIE HOLDING II B.V.

By:
K.C. Struve, Authorised Signatory

Address:	OCI N.V., 4 Cork Street, London W1S 3LG, UK
Fax:	+44 2074394802
Attention:	Hassan Badrawi

Copy to:	Maud de Vries
Address:	Honthorststraat 19, 1071 AC, Amsterdam, The Netherlands

Project Octopus – Senior Facilities Agreement- Signature Page

BIOMETHANOL CHEMIE NEDERLAND B.V.

By:
K.C. Struve, Authorised Signatory

Address:	OCI N.V., 4 Cork Street, London W1S 3LG, UK
Fax:	+44 2074394802
Attention:	Hassan Badrawi

Copy to:	Maud de Vries
Address:	Honthorststraat 19, 1071 AC, Amsterdam, The Netherlands

Project Octopus – Senior Facilities Agreement- Signature Page

OCI CHEMICALS B.V.

By:
K.C. Struve, Authorised Signatory

Address:	OCI N.V., 4 Cork Street, London W1S 3LG, UK
Fax:	+44 2074394802
Attention:	Hassan Badrawi

Copy to:	Maud de Vries
Address:	Honthorststraat 19, 1071 AC, Amsterdam, The Netherlands

Project Octopus – Senior Facilities Agreement- Signature Page

OCI FERTILIZERS B.V.

By:
K.C. Struve, Authorised Signatory

Address:	OCI N.V., 4 Cork Street, London W1S 3LG, UK
Fax:	+44 2074394802
Attention:	Hassan Badrawi

Copy to:	Maud de Vries
Address:	Honthorststraat 19, 1071 AC, Amsterdam, The Netherlands

Project Octopus – Senior Facilities Agreement- Signature Page

OCI FERTILIZER INTERNATIONAL B.V.

By:
K.C. Struve, Authorised Signatory

Address:	OCI N.V., 4 Cork Street, London W1S 3LG, UK
Fax:	+44 2074394802
Attention:	: Hassan Badrawi

Copy to:	Maud de Vries
Address:	Honthorststraat 19, 1071 AC, Amsterdam, The Netherlands

Project Octopus – Senior Facilities Agreement- Signature Page

OCI INTERMEDIATE B.V.

By:
K.C. Struve, Authorised Signatory

Address:	OCI N.V., 4 Cork Street, London W1S 3LG, UK
Fax:	+44 2074394802
Attention:	Hassan Badrawi

Copy to:	Maud de Vries
Address:	Honthorststraat 19, 1071 AC, Amsterdam, The Netherlands

Project Octopus – Senior Facilities Agreement- Signature Page

The Original Lenders

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED

By:

Address:	Bank of America Merrill Lynch International Limited, 2 King Edward Street, London, EC1A 1HQ

Email:	nataliya.lee@baml.com / jakub.piasecki@baml.com / stephen.j.hibbert@baml.com

Telephone:	+44 20 7996 0624 / +44 20 7996 7600 / +44 20 7996 7083

Attention:	Nataliya Lee / Jakub Piasecki / Stephen Hibbert

Project Octopus – Senior Facilities Agreement- Signature Page

BARCLAYS BANK PLC

By:

Address:	Barclays Bank PLC,
1 Churchill Place,
Canary Wharf, London

Email:	joseph.a.power@barclays.com

Attention:	Joseph Power

Project Octopus – Senior Facilities Agreement- Signature Page

SIGNED on behalf of

BNP PARIBAS CONVENTIONAL WHOLESALE BANK BAHRAIN

By:
Name:

By:
Name:

Address:	Conventional Wholesale Branch, Kingdom of Bahrain
Office 5001, Building 1459
Road 4626, Block 346
Manama / Sea Front
Kingdom of Bahrain

Email:	navin.kalani@bnpparibas.com / youssef.beshay@bnpparibas.com

Attention:	Navin Kalani / Youssef Beshay

Project Octopus – Intercreditor Agreement - Signature Page

CA INDOSUEZ (SWITZERLAND) SA

By:

Address:	4 quai Général-Guisan,
1204 Geneva,
Switzerland

Email:	Frank.berville@ca-suisse.com / middle.office.itb@ca-indosuez.ch

Attention:	Frank Bervillé / Kristène Souche

Project Octopus – Senior Facilities Agreement- Signature Page

CITIBANK, N.A., LONDON BRANCH

By:	IVAN STARCEVIC DIRECTOR

Address:	Citigroup Centre,
33 Canada Square,
Canary Wharf,
London, E14 5LB

Email:	londonloans@citi.com

Attention:	Loans Processing Unit

Project Octopus – Senior Facilities Agreement- Signature Page

COÖPERATIEVE RABOBANK U.A.

By:

Address:	Croeselaan 18,
3521 CB,
Utrecht
The Netherlands

Email:	fm.nl.utrecht.MidOfficeWCN@rabobank.com

Attention:	Carolina van den Berg / Siebe Burggraaf

Project Octopus – Senior Facilities Agreement- Signature Page

GOLDMAN SACHS BANK USA

By:

Address:	Christchurch Court
10-15 Newgate Street
London, EC1A 7HD

Email:	LoanDocumentation@LN.email.gs.com

Attention:	Tony Dick

Project Octopus – Senior Facilities Agreement- Signature Page

GOLDMAN SACHS LENDING PARTNERS LLC

By:

Address:	Christchurch Court 10-15 Newgate Street London, EC1A 7HD

Email:	LoanDocumentation@LN.email.gs.com

Attention:	Tony Dick

Project Octopus – Senior Facilities Agreement- Signature Page

HSBC BANK MIDDLE EAST LIMITED

By:

Address:	HSBC Bank Middle East Limited,
Level 1, Building No. 8, Gate Village,
Dubai International Financial Centre,
P.O. Box 502601, Dubai,
United Arab Emirates

Email:	hanan.a.bakrahmed@hsbc.com

Attention:	Hanan A Bakr Ahmed

Project Octopus – Senior Facilities Agreement- Signature Page

JPMORGAN CHASE BANK, N.A., LONDON BRANCH

By:
Philip Garner Vice President

Address:	25 Bank Street, Canary Wharf, London, E14 5JP

Project Octopus – Senior Facilities Agreement- Signature Page

SOCIETE GENERALE

By:

Address:	29 Boulevard Haussmann
75009, Paris
France

Email:	ae-support-coverage@sgcib.com

Attention:	ae-support-coverage

Project Octopus – Senior Facilities Agreement- Signature Page

The Documentation Agents COOPERATIEVE RABOBANK U.A.

By:

CA INDOSUEZ (SWITZERLAND) SA

By:

Project Octopus – Senior Facilities Agreement- Signature Page

The Documentation Agents

COOPERATIEVE RABOBANK U.A.

By:

CA INDOSUEZ (SWITZERLAND) SA

By:

Project Octopus – Senior Facilities Agreement- Signature Page

The Arrangers

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED

By:

Address:	Bank of America Merrill Lynch International Limited 2 King Edward Street London, EC1A 1HQ

Email:	nataliya.lee@baml.com / jakub.piasecki@baml.com / stephen.j.hibbert@baml.com

Telephone:	+44 20 7996 0624 / +44 20 7996 7600 / +44 20 7996 7083

Attention:	Nataliya Lee / Jakub Piasecki / Stephen Hibbert

Project Octopus – Senior Facilities Agreement- Signature Page

BARCLAYS BANK PLC

By:

Address:	Barclays Bank PLC 1 Churchill Place Canary Wharf, London

Email:	joseph.a.power@barclays.com

Attention:	Joseph Power

Project Octopus – Senior Facilities Agreement- Signature Page

BNP PARIBAS

By:

Address:	Conventional Wholesale Branch, Kingdom of Bahrain Office 5001, Building 1459 Road 4626, Block 346 Manama / Sea Front Kingdom of Bahrain

Email:	navin.kalani@bnpparibas.com / youssef.beshay@bnpparibas.com

Attention:	Navin Kalani / Youssef Beshay

Project Octopus – Senior Facilities Agreement- Signature Page

CA INDOSUEZ (SWITZERLAND) SA

By:

Address:	4 quai Général-Guisan 1204 Geneva Switzerland

Email:	Frank.berville@ca-suisse.com / middle.office.itb@ca-indosuez.ch

Attention:	Frank Bervillé / Kristène Souche

Project Octopus – Senior Facilities Agreement- Signature Page

CITIBANK, N.A., LONDON BRANCH

By:
IVAN STARCEVIC
DIRECTOR

Address:	Citigroup Centre
33 Canada Square
Canary Wharf
London, E14 5LB

Email:	londonloans@citi.com

Attention:	Loans Processing Unit

Project Octopus – Senior Facilities Agreement- Signature Page

COÖPERATIVE RABOBANK U.A.

By:

Address:	Croeselaan 18 3521 CB Utrecht The Netherlands

Email:	fm.nl.utrecht.MidOfficeWCN@rabobank.com

Attention:	Carolina van den Berg / Siebe Burggraaf

Project Octopus – Senior Facilities Agreement- Signature Page

GOLDMAN SACHS BANK USA

By:

Address:	Christchurch Court
10-15 Newgate Street
London, EC1A 7HD

Email:	LoanDocumentation@LN.email.gs.com

Attention:	Tony Dick

Project Octopus – Senior Facilities Agreement- Signature Page

HSBC BANK MIDDLE EAST LIMITED

By:

Address:	HSBC Bank Middle East Limited, Level 1, Building No. 8, Gate Village, Dubai International Financial Centre, P.O. Box 502601, Dubai, United Arab Emirates

Email:	hanan.a.bakrahmed@hsbc.com

Attention:	Hanan A Bakr Ahmed

Project Octopus – Senior Facilities Agreement- Signature Page

J.P. MORGAN SECURITIES PLC

By:

Address:	25 Bank Street Canary Wharf London, E14 5JP

Project Octopus – Senior Facilities Agreement- Signature Page

SOCIETE GENERALE

By:

Address:	29 Boulevard Haussmann
75009, Paris
France

Email:	ae-support-coverage@sgcib.com

Attention:	ae-support-coverage

Project Octopus – Senior Facilities Agreement- Signature Page

The Facility Agent

COOPERATIEVE RABOBANK U.A.

By:

Address:	Croeselaan 18 3521 CB Utrecht The Netherlands

Email:	agencyteam1@rabobank.com

Attention:	agencyteam1

Project Octopus – Senior Facilities Agreement- Signature Page

The Security Agent

BNY MELLON CORPORATE TRUSTEE SERVICES LIMITED

By:

Address:	One Canada Square
London, E14 5AL

Facsimile:	+44 20 7964 2509

Attention:	Trust Administration

Project Octopus – Senior Facilities Agreement- Signature Page